Exhibit 10.1

UNITED STATES BANKRUPTCY COURT
MIDDLE DISTRICT OF FLORIDA
TAMPA DIVISION

In re:	Chapter 11

BIOVEST INTERNATIONAL, INC.,	Case No. 8:13-bk-02892-KRM

Debtor.
/

FIRST AMENDED PLAN OF REORGANIZATION OF
BIOVEST INTERNATIONAL, INC.
UNDER CHAPTER 11 OF TITLE 11, UNITED STATES CODE

STICHTER, RIEDEL, BLAIN & PROSSER, P.A.
Charles A. Postler (Florida Bar No. 455318)
Daniel R. Fogarty (Florida Bar No. 0017532)
110 East Madison Street, Suite 200
Tampa, Florida 33602
Telephone: (813) 229-0144
Facsimile: (813) 229-1811
Email:	cpostler@srbp.com
dfogarty@srbp.com
Counsel for Debtor and Debtor in Possession

Tampa, Florida
Dated as of April 18, 2013

PURSUANT TO SECTION 1125 OF TITLE 11 OF THE UNITED STATES CODE, NOTHING CONTAINED IN THIS FIRST AMENDED PLAN OF REORGANIZATION OF BIOVEST INTERNATIONAL, INC. UNDER CHAPTER 11 OF TITLE 11, UNITED STATES CODE (THE “PLAN”) SHOULD BE CONSTRUED AS CONSTITUTING A SOLICITATION OF ACCEPTANCES OF THE PLAN UNTIL SUCH TIME AS THE DEBTOR’S DISCLOSURE STATEMENT (AS HEREINAFTER DEFINED) HAS BEEN APPROVED BY AN ORDER OF THE UNITED STATES BANKRUPTCY COURT FOR THE MIDDLE DISTRICT OF FLORIDA, TAMPA DIVISION, AND DISTRIBUTED, WITH BALLOTS, TO ALL HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTOR ENTITLED TO VOTE ON THE PLAN. THE DEBTOR RESERVES THE RIGHT TO FILE A SECOND AMENDED OR AN AMENDED AND RESTATED PLAN AND A SECOND AMENDED OR AN AMENDED AND RESTATED DISCLOSURE STATEMENT FROM TIME TO TIME HEREAFTER.  REFERENCE IS MADE TO SUCH DISCLOSURE STATEMENT FOR A DISCUSSION OF THE DEBTOR’S HISTORY, BUSINESSES, PROPERTIES, AND OPERATIONS, CERTAIN PROJECTIONS FOR THE DEBTOR’S FUTURE OPERATIONS, A SUMMARY OF SIGNIFICANT EVENTS WHICH HAVE OCCURRED TO DATE IN THE BANKRUPTCY CASE, A SUMMARY OF THE MEANS OF IMPLEMENTING AND FUNDING THE PLAN, AND THE PROCEDURES FOR VOTING ON THE PLAN.  ALL HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTOR ENTITLED TO VOTE ON THE PLAN ARE HEREBY ADVISED AND ENCOURAGED TO READ THE DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THE PLAN AND THE DISCLOSURE STATEMENT SHALL NOT BE CONSTRUED AS AN ADMISSION OR STIPULATION, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS.

TABLE OF CONTENTS

ARTICLE 1	INTRODUCTION	1

ARTICLE 2	DEFINED TERMS; RULES OF CONSTRUCTION	3
2.1	Defined Terms.	3
2.2	Rules of Construction.	27

ARTICLE 3	TREATMENT OF ADMINISTRATIVE EXPENSE CLAIMS, PRIORITY TAX CLAIMS, AND DIP LOAN CLAIMS	27
3.1	Administrative Expense Claims.	27
3.2	Priority Tax Claims.	28
3.3	DIP Loan Claims.	28

ARTICLE 4	DESIGNATION OF CLASSES OF CLAIMS AND EQUITY INTERESTS	29
4.1	Class 1: Priority Claims.	29
4.2	Class 2: Secured Claims and Other Claims of Corps Real.	29
4.3	Class 3: Secured Claims and Other Claims of LV and the Laurus/Valens Entities.	29
4.4	Class 4: Secured Claims and Other Claims of the City of Coon Rapids.	29
4.5	Class 5: Secured Claims and Other Claims of The Economic Development Authority in and for the City of Coon Rapids.	29
4.6	Class 6: Secured Tax Claims of Governmental Units.	29
4.7	Class 7: Other Secured Claims.	30
4.8	Class 8: Unsecured Claims (Unsecured Claims Not Otherwise Classified).	30
4.9	Class 9: Equity Interests.	30
4.10	Class 10: Existing Biovest Stock Options.	30
4.11	Class 11: Existing Biovest Stock Warrants.	30

ARTICLE 5	TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS	30
5.1	Unclassified Claims.	30
5.2	Class 1: Priority Claims.	30
5.3	Class 2: Secured Claims and Other Claims of Corps Real.	31
5.4	Class 3: Secured Claims and Other Claims of LV and the Laurus/Valens Entities.	32
5.5	Class 4: Secured Claims and Other Claims of the City of Coon Rapids.	34
5.6	Class 5: Secured Claims and Other Claims of The Economic Development Authority in and for the City of Coon Rapids.	35
5.7	Class 6: Secured Tax Claims of Governmental Units.	36
5.8	Class 7: Other Secured Claims.	36
5.9	Class 8: Unsecured Claims (Unsecured Claims Not Otherwise Classified).	37
5.10	Class 9: Equity Interests.	38
5.11	Class 10: Existing Biovest Stock Options.	38
5.12	Class 11: Existing Biovest Stock Warrants.	38

ARTICLE 6	ACCEPTANCE OR REJECTION OF THE PLAN	39
6.1	Each Impaired Class Entitled to Vote Separately.	39
6.2	Acceptance by Impaired Classes.	39
6.3	Presumed Acceptance of Plan by Unimpaired Classes.	39
6.4	Deemed Non-Acceptance of Plan.	39
6.5	Impairment Controversies.	40

ARTICLE 7	TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES	40

7.1	Assumption or Rejection of Executory Contracts and Unexpired Leases.	40
7.2	Approval of Assumption or Rejection of Executory Contracts and Unexpired Leases.	40
7.3	Inclusiveness.	41
7.4	Cure of Defaults.	41
7.5	Claims under Rejected Executory Contracts and Unexpired Leases.	41
7.6	Insurance Policies.	42
7.7	Indemnification Rights.	42

ARTICLE 8	MEANS OF IMPLEMENTATION OF THE PLAN	42
8.1	General Overview of the Plan.	42
8.2	Sale of the Debtor’s Assets Pursuant to the Asset Purchase Agreement.	43
8.3	Effective Date Actions.	44
8.4	Vesting of Property of the Estate in Reorganized Biovest.	45
8.5	Continued Corporate Existence.	45
8.6	Corporate Action.	45
8.7	Boards of Directors and Executive Officers of Reorganized Biovest.	45
8.8	Amendment and Restatement of Certificate of Incorporation and Bylaws of Biovest.	46
8.9	Issuance of Reorganized Biovest Common Stock.	47
8.10	Exemptions from Securities Laws.	47
8.11	SEC Public Reports.	49
8.12	Section 1146 Exemption.	49
8.13	Pursuit of Causes of Action.	50
8.14	Prosecution and Settlement of Claims and Causes of Action.	51
8.15	Effectuating Documents; Further Transactions.	52
8.16	Cancellation of Existing Loan Documents and Agreements.	52
8.17	Issuance of New Stock Options.	52
8.18	Exclusivity Period.	52
8.19	Dissolution of the Committees.	53
8.20	Post-Effective Date Financing.	53

ARTICLE 9	PROVISIONS GOVERNING DISTRIBUTIONS	53
9.1	Initial Distribution.	53
9.2	Determination of Claims.	54
9.3	Distributions as to Allowed Claims in Class 8.	55
9.4	Unclaimed Distributions.	55
9.5	Transfer of Claim.	56
9.6	One Distribution Per Holder.	56
9.7	Effect of Pre-Confirmation Distributions.	56
9.8	No Interest on Claims.	57
9.9	Fractional Shares.	57
9.10	Compliance with Tax Requirements.	57

ARTICLE 10	CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN AND THE EFFECTIVE DATE	57
10.1	Condition Precedent to Confirmation of the Plan.	57
10.2	Conditions Precedent to the Effective Date.	57
10.3	Notice of the Effective Date.	58

ARTICLE 11	DISCHARGE, EXCULPATION FROM LIABILITY, RELEASE, AND GENERAL INJUNCTION	58
11.1	Discharge of Claims.	58
11.2	Exculpation from Liability.	59

11.3	Release.	59
11.4	General Injunction.	60
11.5	Term of Certain Injunctions and Automatic Stay.	61
11.6	No Liability for Tax Claims.	61
11.7	Regulatory or Enforcement Actions.	61

ARTICLE 12	RETENTION OF JURISDICTION	62
12.1	General Retention.	62
12.2	Specific Purposes.	62
12.3	Closing of the Bankruptcy Case.	64

ARTICLE 13	MODIFICATION OF PLAN AND CONFIRMATION OVER OBJECTIONS	65
13.1	Modification of Plan.	65
13.2	Confirmation Over Objections.	65

ARTICLE 14	MISCELLANEOUS PROVISIONS	66
14.1	No Admissions.	66
14.2	Revocation or Withdrawal of the Plan.	66
14.3	Standard for Approval of the Bankruptcy Court.	66
14.4	Further Assurances.	67
14.5	Headings.	67
14.6	Notices.	67
14.7	Governing Law.	67
14.8	Limitation on Allowance.	68
14.9	Estimated Claims.	68
14.10	Consent to Jurisdiction.	68
14.11	Setoffs.	68
14.12	Successors and Assigns.	68
14.13	Modification of Payment Terms.	69
14.14	Entire Agreement.	69
14.15	Severability of Plan Provisions.	69
14.16	Controlling Document.	69
14.17	Plan Supplement.	69
14.18	Computation of Time.	70
14.19	Substantial Consummation.	70

v

INDEX TO EXHIBITS TO PLAN

Exhibit A	–	Bidding Procedures

Exhibit B	–	Existing Biovest Stock Options

Exhibit C	–	Existing Biovest Stock Warrants

Exhibit D	–	Rejected Contracts

ARTICLE 1
INTRODUCTION

Biovest International, Inc., as Debtor and Debtor in Possession in the Bankruptcy Case, hereby proposes the following Plan for the reorganization of the Debtor and the resolution of the outstanding Claims against and Equity Interests in the Debtor pursuant to the provisions of Chapter 11 of the Bankruptcy Code, and requests Confirmation of the Plan pursuant to Section 1129 of the Bankruptcy Code.  This Plan shall amend, restate and replace in its entirety the Plan of Reorganization of Biovest International, Inc. Under Chapter 11 of Title 11, United States Code dated as of March 6, 2013 (Doc. No. 16).  Capitalized terms used in the Plan shall have the meanings ascribed to such terms in Article 2.1 of the Plan.  The Debtor is the proponent of the Plan within the meaning of Section 1129 of the Bankruptcy Code.

In summary, but subject to more specific details provided herein, the Plan provides for the exchange by the Senior Secured Lenders of all of their Prepetition and Postpetition Secured Claims against the Debtor, or approximately $44 million, for shares representing ninety percent (90%) of the issued and outstanding shares of Reorganized Biovest Common Stock as of the Effective Date, with the remaining ten percent (10%) of the issued and outstanding shares of Reorganized Biovest Common Stock as of the Effective Date to be distributed in exchange for and in full satisfaction of all of the Allowed Class 8 Unsecured Claims.  Under the Plan, the Holders of Class 9 Equity Interests will not receive or retain any Property or equity interest under the Plan on account of the Class 9 Equity Interests.

The Debtor, in the exercise of its reasonable business judgment and at the request of the Senior Secured Lenders and the Committees, has agreed to the structure for a process by which the Debtor would subject itself to a “market-test” in order to determine whether the structure and treatment proposed in the Plan for the Holders of Claims and Equity Interests is the highest or best value to be achieved for the Estate.  Accordingly, on April 17, 2013, the Debtor filed the Sale Motion with the Bankruptcy Court, seeking approval of the process and procedures for (i) a transaction for the sale of substantially all of the Debtor’s assets outside the ordinary course of business pursuant to Sections 363 and 365 of the Bankruptcy Code, and/or (ii) a transaction for the funding of an alternative plan of reorganization under the Plan, which, at a minimum, shall provide for (a) payment in full of the Prepetition and Postpetition Secured Claims (inclusive of all fees, costs, interest and other amounts owed to the Senior Secured Lenders) of the Senior Secured Lenders, and (b) higher or better treatment than that proposed in the Plan for the Holders of other Claims against, and Equity Interests in, the Debtor.  At a hearing held on April 18, 2013, the Bankruptcy Court approved the Bidding Procedures.

On April 17, 2013, the Debtor, as seller, and Corps Real and LV (as agent for the Laurus/Valens Entities), as purchaser (the “Stalking Horse Purchasers”), entered into the Asset Purchase Agreement, which Asset Purchase Agreement contemplates a transaction, subject to higher or better offers, for the sale of substantially all of the Debtor’s assets outside the ordinary course of business pursuant to Sections 363 and 365 of the Bankruptcy Code.  As set forth in the Bidding Procedures, in the event there are no Qualified Bidders other than the Stalking Horse Purchasers, and the Auction does not occur, the Asset Purchase Agreement will be consummated with the Purchaser unless the Plan is confirmed by the Bankruptcy Court at the Confirmation Hearing, in which event the Asset Purchase Agreement will be deemed terminated and the Holders of Claims against, and Equity interests in, the Debtor shall receive the treatment set forth in the Plan.  In the event (i) there are no Qualified Bidders other than the Stalking Horse Purchasers, (ii) the Auction does not occur, and (iii) the Plan is not confirmed by the Bankruptcy Court at the Confirmation Hearing, then the Debtor and the Purchaser will close under the terms of the Asset Purchase Agreement and Holders of Allowed Unsecured Claims shall receive ten percent (10%) of the equity in the Purchaser.  For a more detailed description of the Asset Purchase Agreement and the Bidding Procedures, see Article 8.2 of the Plan.

Under Section 1125(b) of the Bankruptcy Code, a vote to accept or reject the Plan cannot be solicited from the Holder of a Claim or Equity Interest until such time as the Debtor’s Disclosure Statement has been approved by the Bankruptcy Court and distributed to Holders of Claims and Equity Interests entitled to vote on the Plan.  The Debtor’s Disclosure Statement was approved by the Bankruptcy Court in the Disclosure Statement Approval Order, and the Disclosure Statement has been distributed simultaneously with the Plan to all Holders of Claims and Equity Interests whose votes are being solicited.  The Disclosure Statement contains, among other things, (a) a discussion of the Debtor’s history, businesses, properties, and operations, (b) certain Projections for the Debtor’s future operations, (c) a summary of significant events which have occurred to date in the Bankruptcy Case, (d) a summary of the means of implementing and funding the Plan, and (e) the procedures for voting on the Plan.  Unless otherwise ordered by the Bankruptcy Court, no materials, other than the Plan and the accompanying Disclosure Statement, Disclosure Statement Approval Order, Ballot, and Creditors Committee Support Letter, have been approved by the Debtor or the Bankruptcy Court for use in soliciting acceptances or rejections of the Plan.  ALL HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTOR ENTITLED TO VOTE ON THE PLAN ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT, AND ANY EXHIBITS ATTACHED THERETO,  IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.  AS STATED IN ARTICLE 5.10 OF THE PLAN, THE HOLDERS OF EQUITY INTERESTS IN THE DEBTOR ARE NOT ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN.

Subject to certain restrictions and requirements set forth in Section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications to the Plan set forth in Article 13 of the Plan, the Debtor expressly reserves the right to alter, amend, modify, revoke or withdraw the Plan, one or more times, prior to the Plan’s substantial consummation.

IN THE OPINION OF THE DEBTOR, THE TREATMENT OF CLAIMS UNDER THE PLAN CONTEMPLATES A GREATER RECOVERY THAN THAT WHICH IS LIKELY TO BE ACHIEVED UNDER A LIQUIDATION OF THE DEBTOR.  ACCORDINGLY, THE DEBTOR BELIEVES THAT CONFIRMATION OF THE PLAN IS IN THE BEST INTERESTS OF CREDITORS, AND THE DEBTOR RECOMMENDS THAT CREDITORS VOTE TO ACCEPT THE PLAN.

IN ADDITION, THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS OF THE DEBTOR BELIEVES THAT CONFIRMATION OF THE PLAN IS IN THE BEST INTERESTS OF UNSECURED CREDITORS AND RECOMMENDS THAT UNSECURED CREDITORS VOTE TO ACCEPT THE PLAN.  UNSECURED CREDITORS ARE ENCOURAGED TO READ THE CREDITORS COMMITTEE SUPPORT LETTER ATTACHED AS AN EXHIBIT TO THE DISCLOSURE STATEMENT.

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, UNLESS OTHERWISE STATED, ALL STATEMENTS IN THE PLAN AND IN THE ACCOMPANYING DISCLOSURE STATEMENT CONCERNING THE HISTORY OF THE DEBTOR’S BUSINESSES, THE PAST OR PRESENT FINANCIAL CONDITION OF THE DEBTOR, THE PROJECTIONS FOR THE FUTURE OPERATIONS OF THE DEBTOR, TRANSACTIONS TO WHICH THE DEBTOR WAS OR IS PARTY, OR THE EFFECT OF CONFIRMATION OF THE PLAN ON HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTOR ARE ATTRIBUTABLE EXCLUSIVELY TO THE DEBTOR AND NOT TO ANY OTHER PARTY.

THE PLAN AND THE DISCLOSURE STATEMENT HAVE NOT BEEN REQUIRED TO BE PREPARED IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE NON-BANKRUPTCY LAW.  PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING OR SELLING OR TRANSFERRING SECURITIES OF BIOVEST INTERNATIONAL, INC. OR ACCENTIA BIOPHARMACEUTICALS, INC. SHOULD EVALUATE THE PLAN AND THE DISCLOSURE STATEMENT IN LIGHT OF THE PURPOSES FOR WHICH THEY WERE PREPARED.

ARTICLE 2
DEFINED TERMS; RULES OF CONSTRUCTION

2.1          Defined Terms.

2.1.1                      As used in the Plan, the following terms (which appear in the Plan as capitalized terms) shall have the meanings set forth below:

“24 Month Anniversary Date” means the date that is twenty-four (24) months after the Effective Date.

“Accentia” means Accentia Biopharmaceuticals, Inc., a Florida corporation.

“Accentia Guaranty” means that certain Limited Guaranty dated November 17, 2010, executed by Accentia in favor of LV and the Laurus/Valens Entities.

“Accentia Stock Pledge Agreement” means that certain Stock Pledge Agreement dated as of November 17, 2010, executed by and between (a) LV, as administrative and collateral agent for the Laurus/Valens Entities, and (b) Accentia, in connection with the Laurus/Valens Term Loan Agreement.

“Administrative Expense” means (a) any cost or expense of administration of the Bankruptcy Case under Section 503(b) or 507(a)(1) of the Bankruptcy Code, to the extent the party claiming any such cost or expense files an application, motion, request or other Bankruptcy Court-approved pleading seeking such expense in the Bankruptcy Case on or before the applicable Administrative Expense Claim Bar Date, including (i) any actual and necessary costs and expenses of preserving the Estate or operating the businesses of the Debtor (including wages, salaries, or commissions for services rendered) incurred on or after the Petition Date, (ii) any Postpetition cost, indebtedness or contractual obligation duly and validly incurred or assumed by the Debtor in Possession in the ordinary course of its businesses, (iii) any Claim granted administrative priority status by a Final Order of the Bankruptcy Court, (iv) any Claim by a Governmental Unit for taxes (and for interest and/or penalties related to such taxes) due from the Debtor for any Postpetition tax year or period, and (v) compensation or reimbursement of expenses of Professionals awarded or allowed pursuant to an order of the Bankruptcy Court under Section 330(a) or 331 of the Bankruptcy Code (including any amounts held back pursuant to an order of the Bankruptcy Court); (b) any Superpriority Claim; (c) all fees and charges assessed against the Estate under Chapter 123 of title 28, United States Code, 28 U.S.C. §§ 1911-1930; and (d) any and all other costs or expenses of administration of the Bankruptcy Case that are allowed by a Final Order of the Bankruptcy Court; provided, however, that, when used in the Plan, the term “Administrative Expense” shall not include the DIP Loan Claims, any Priority Tax Claim, any Cure Claim, any Environmental Claim, any Disallowed Claim, or, unless otherwise expressly provided in the Plan, any of the Claims in Classes 1 through 8.  In no event shall any Claim set out in a Proof of Claim be deemed to be an Administrative Expense (except for any Claim by a Governmental Unit for taxes (and for interest and/or penalties related to such taxes) due from the Debtor for any Postpetition tax year or period).

“Administrative Expense Claim” means any Claim for the payment of an Administrative Expense.

“Administrative Expense Claim Bar Date” means the date(s) established by one or more orders of the Bankruptcy Court as the deadline for the filing by any Creditor or other party in interest (including any Professional) of an application, motion, request or other Bankruptcy Court-approved pleading for allowance of any Administrative Expense Claim, including as established in the Disclosure Statement Approval Order. Any Holder of an Administrative Expense Claim (including a Holder of a Claim for Postpetition federal, state or local taxes) that does not file an application, motion, request or other Bankruptcy Court-approved pleading by the applicable Administrative Expense Claim Bar Date shall be forever barred, estopped and enjoined from ever asserting such Administrative Expense Claim against the Debtor, Reorganized Biovest, or any of their Properties or against the Estate, and such Holder shall not be entitled to participate in any Distribution under the Plan on account of any such Administrative Expense Claim.

“Affiliate” means, with respect to any Person (other than the Debtor), (a) any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, (b) any other Person that, directly or indirectly, owns or controls, whether beneficially, or as trustee, guardian or other fiduciary, twenty-five percent (25%) or more of the equity interests having ordinary voting power in the election of directors of such Person, or (c) any other Person who is a director, officer, joint venturer or partner (i) of such Person, (ii) of any subsidiary of such Person, or (iii) of any Person described in clause (a) above. For the purposes of this definition, control of a Person shall mean the power (direct or indirect) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.  When used in the Plan as relating to the Debtor, the term “Affiliate” has the meaning ascribed to such term in Section 101(2) of the Bankruptcy Code.

“Allowed Amount” means the dollar amount in which a Claim is allowed.

“Allowed Claim” means a Claim or that portion of a Claim which is not a Disputed Claim or a Disallowed Claim and (a) as to which a Proof of Claim was filed with the Clerk's Office on or before the Bar Date or the Governmental Unit Bar Date, as applicable, or, by order of the Bankruptcy Court, was not required to be so filed, or (b) as to which no Proof of Claim was filed with the Clerk's Office on or before the Bar Date or the Governmental Unit Bar Date, as applicable, but which has been or hereafter is listed by the Debtor in the Schedules as liquidated in amount and not disputed or contingent, and, in the case of subparagraph (a) and (b) above, as to which either (i) no objection to the allowance of such Claim has been filed within the time allowed for the making of objections as fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or an order of the Bankruptcy Court, or (ii) any objection as to the allowance of such Claim has been settled or withdrawn or has been overruled by a Final Order.  “Allowed Claim” shall also include a Claim that is allowed by the Bankruptcy Court in a Final Order. “Allowed”, when used as an adjective herein (such as Allowed Administrative Expense Claim, Allowed Priority Tax Claim, Allowed Priority Claim, Allowed Secured Claim, and Allowed Unsecured Claim), has a corresponding meaning.

“Allowed Class ... Claim” means an Allowed Claim in the particular Class described.

“Allowed Equity Interest” means any Equity Interest (a) which is registered in a stock register that is maintained by the Debtor or the Transfer Agent and (b) which either (i) is not a Disputed Equity Interest or (ii) has been Allowed by a Final Order of the Bankruptcy Court.

“Asset Purchase Agreement” means the Asset Purchase Agreement by and between the Debtor, as seller, and the Stalking Horse Purchasers, as purchaser, dated as of April 17, 2013, and as amended, modified or supplemented thereafter in accordance with its terms.  As used in the Plan, the term “Asset Purchase Agreement” shall also include all schedules attached thereto.  An executed copy of the Asset Purchase Agreement is on file with the Bankruptcy Court at Doc. No. 163.  In the event the Bankruptcy Court approves a purchaser other than the Stalking Horse Purchasers as the Successful Bidder, the term “Asset Purchase Agreement” shall, as used in the Plan, mean that certain asset purchase agreement by and between the Debtor and such other purchaser approved by the Bankruptcy Court as the Successful Bidder.

“Assigned Biovest Contingent Payment” has the meaning ascribed to such term in Article 5.3.2.5 of the Plan.

“Assumed Contracts” has the meaning ascribed to such term in Article 7.1 of the Plan.

“Assumed Obligations” has the meaning ascribed to such term in the Asset Purchase Agreement.

“Auction” has the meaning ascribed to such term in the Bidding Procedures.

“Avoidance Actions” means any and all actions to avoid or recover a transfer of Property of the Debtor’s Estate or an interest of the Debtor in Property, which a trustee, debtor in possession or other appropriate party in interest may assert on behalf of the Debtor’s Estate under Chapter 5 of the Bankruptcy Code, including actions under one or more provisions of Section 542, 544, 545, 547, 548, 549, 550, 551 or 553 of the Bankruptcy Code or under any other similar applicable federal, state or common law, regardless of whether or not such action has been commenced prior to the Effective Date.

“Ballot” means the Ballot, accompanying the Disclosure Statement and the Plan, on which Holders of Impaired Claims entitled to vote on the Plan may indicate their acceptance or rejection of the Plan in accordance with the Voting Instructions.

“Bankruptcy Case” means the case of the Debtor currently pending before the Bankruptcy Court under Chapter 11 of the Bankruptcy Code, which case was commenced by the Debtor on the Petition Date and presently bears Case No. 8:13-bk-02892-KRM.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., as in effect on the Petition Date, together with all amendments and modifications thereto that were subsequently made applicable to the Bankruptcy Case.

“Bankruptcy Counsel” means Stichter, Riedel, Blain & Prosser, P. A.

“Bankruptcy Court” means the United States Bankruptcy Court for the Middle District of Florida, Tampa Division, or, as the context requires, any other court of competent jurisdiction exercising jurisdiction over the Bankruptcy Case.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as promulgated under Section 2075 of title 28 of the United States Code, and the Local Rules, as in effect on the Petition Date, together with all amendments and modifications thereto that were subsequently made applicable to the Bankruptcy Case.

“Bar Date” means May 20, 2013, the date set by the Bankruptcy Court in the Notice of Commencement as the last day for filing a Proof of Claim against the Debtor in the Bankruptcy Case, excluding (a) a Prepetition Claim of a Governmental Unit, for which a Proof of Claim must be filed with the Bankruptcy Court by the Governmental Unit Bar Date, (b) an Administrative Expense Claim, for which a request for payment of an Administrative Expense must be filed with the Bankruptcy Court by the Administrative Expense Claim Bar Date, (c) a Claim for which a bar date may have been otherwise established by a Final Order of the Bankruptcy Court, for which a Proof of Claim must be filed with the Bankruptcy Court by the date set forth in such Final Order, and (d) a Claim with respect to an executory contract or unexpired lease that is assumed or rejected pursuant to the Plan (as to which the bar date shall be as set forth in Article 7.4 or Article 7.5, respectively, of the Plan) or a Final Order of the Bankruptcy Court (as to which the bar date shall be as set forth in such Final Order).

“Bid Deadline” has the meaning ascribed to such term in Article 8.2 of the Plan.

“Bidding Procedures” means the bidding procedures approved by the Bankruptcy Court in the Bidding Procedures Order.  A copy of the proposed Bidding Procedures is attached hereto as Exhibit A and incorporated herein by this reference thereto.

“Bidding Procedures Order” means the order entered by the Bankruptcy Court granting certain of the relief requested in the Sale Motion and approving, among other things, the Bidding Procedures.

“BiovaxID™” means the personalized, patient-specific therapeutic vaccine, currently in clinical development by Biovest, designed to stimulate the patient's own immune system to recognize and destroy cancerous B-cells for treatment of follicular non-Hodgkin's lymphoma.

“Biovest” means Biovest International, Inc., a Delaware corporation.

“Biovest Biologic Products” has the meaning ascribed to such term in the Contingent Payment Agreements.

“Biovest Common Stock” means the common stock, par value $.01 per share, of Biovest.

“Biovest Contingent Payments” means the contingent payments in the aggregate amount of 6.25% of the gross revenues derived from the sale, license or other disposition of the Biovest Biologic Products, which were granted by Biovest to Calliope, PSource, Valens Offshore I, Valens Offshore II, and Valens U.S. pursuant to the Contingent Payment Agreements.

“Biovest Stock Option Plan” means the Biovest International, Inc. 2010 Equity Incentive Plan.

“Board of Directors” means the Board of Directors of Biovest.

“Business Day” means any day other than (a) a Saturday, (b) a Sunday, (c) a "legal holiday" (as “legal holiday” is defined in Bankruptcy Rule 9006(a)), or (d) a day on which commercial banks in Tampa, Florida are required or authorized to close by law.

“Calliope” means Calliope Corporation, a Delaware corporation and successor by merger to Erato Corp., and its successors or assigns.

“Calliope Prepetition Claims” means any and all Secured Claims and other Claims of Calliope represented by, relating to, or arising under or in connection with the Calliope Prepetition Loan Documents.

“Calliope Prepetition Loan Documents” means all of the Prepetition documents evidencing the Calliope Prepetition Claims and any and all other documents executed by the Debtor, Accentia, LV, or the Laurus/Valens Entities in any way relating to the Calliope Prepetition Claims, including the Laurus/Valens Term Loan Agreement and the Laurus/Valens Term A Note executed in favor of Calliope, as any such documents have been amended, modified or supplemented thereafter in accordance with their terms.

“Cash” means cash, cash equivalents and other readily marketable direct obligations of the United States, as determined in accordance with generally accepted accounting principles, including bank deposits, certificates of deposit, checks and similar items.  When used in the Plan with respect to a Distribution under the Plan, the term “Cash” means lawful currency of the United States, a certified check, a cashier’s check, a wire transfer of immediately available funds from any source, or a check from Reorganized Biovest drawn on a domestic bank.

“Causes of Action” means any and all of the Debtor’s or the Estate’s  actions, claims, demands, rights, defenses, counterclaims, suits and causes of action, whether known or unknown, in law, equity or otherwise, against any Creditor or other third party, including (a) the Avoidance Actions, and (b) any and all other claims or rights or proceedings of any value whatsoever, at law or in equity, turnover actions and claims of the type referred to in the Disclosure Statement or in Article 8.13 of the Plan.  The Causes of Action shall vest in Reorganized Biovest on the Effective Date. When used in the Plan, the term “Causes of Action” shall not include any claims, obligations, suits, judgments, damages, rights, remedies, causes of action, charges, costs, debts, indebtedness, or liabilities released or waived by the Debtor pursuant to a Final Order of the Bankruptcy Court.

“Causes of Action Recoveries” means the proceeds, benefits and other recoveries of any Causes of Action received by Reorganized Biovest.

“Claim” has the meaning ascribed to such term in Section 101(5) of the Bankruptcy Code.  Notwithstanding anything to the contrary contained herein, when used in the Plan, the term “Claim” shall be given the broadest possible meaning permitted by applicable law and shall include all manner and type of claim, whenever and wherever such claim may arise, including Administrative Expense Claims, Environmental Claims, the Disputed Accentia Intellectual Property Claim, and claims based upon or arising under any federal or state securities laws.

“Claims Objection Deadline” means the date that is ten (10) days following the date of the entry of the Confirmation Order on the Docket, unless such date is extended by motion of the Debtor or Reorganized Biovest.

“Class” means a category of Claims or Equity Interests classified together as described in Article 4 of the Plan.

“Class 2 Plan Shares” has the meaning ascribed to such term in Article 5.3.2.1 of the Plan.

“Class 3 Plan Shares” has the meaning ascribed to such term in Article 5.4.2.1 of the Plan.

“Class 8 Plan Shares” has the meaning ascribed to such term in Article 5.9.2.1 of the Plan.

“Clerk” means the Clerk of the Bankruptcy Court.

“Clerk's Office” means the Office of the Clerk of the Bankruptcy Court located at the Sam M. Gibbons United States Courthouse, 801 N. Florida Avenue, 5th Floor, Tampa, Florida  33602.

“Closing” means the closing on the issuance of the Class 2 Plan Shares to Corps Real and the issuance of the Class 3 Plan Shares to the Laurus/Valens Entities and the other transactions contemplated in the Plan in connection therewith, which shall occur on the Effective Date.

“Collateral” means Property in which the Estate has (or had) an interest and that secures (or secured), in whole or part, whether by agreement, statute, or judicial decree, the payment of a Claim.

“Committees” means, collectively, the Creditors Committee and the Equity Holders Committee.

“Confirmation” or “Confirmation of the Plan” means the confirmation of the Plan by the Bankruptcy Court.

“Confirmation Date” means the date on which the Confirmation Order is entered on the Docket by the Clerk pursuant to Bankruptcy Rule 5003(a).

“Confirmation Hearing” means the hearing at which the Bankruptcy Court considers Confirmation of the Plan and related matters pursuant to Section 1128(a) of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

“Confirmation Order” means the order of the Bankruptcy Court in the Bankruptcy Case confirming the Plan pursuant to Section 1129 and other applicable sections of the Bankruptcy Code, as such order may be amended, modified or supplemented, which shall be in form and substance acceptable to the Debtor and the Senior Secured Lenders.

“Contingent Payment Agreements” means, collectively, the Contingent Payment Agreements, dated as of November 17, 2010, by and between Biovest and each of Calliope, PSource, Valens Offshore I, Valens Offshore II, and Valens U.S., as each such agreement may be amended, modified or supplemented from time to time in accordance with the terms thereof.

“Coon Rapids Allowed Class 4 Claims” has the meaning ascribed to such term in Article 5.5.2 of the Plan.

“Coon Rapids Collateral” has the meaning ascribed to such term in Article 5.5.2 of the Plan.

“Coon Rapids EDA” means The Economic Development Authority in and for the City of Coon Rapids.

“Coon Rapids EDA Allowed Class 5 Claims” has the meaning ascribed to such term in Article 5.6.2 of the Plan.

“Coon Rapids EDA Collateral” has the meaning ascribed to such term in Article 5.6.2 of the Plan.

“Coon Rapids EDA Note” means that certain Promissory Note dated December 7, 2010 in the original principal amount of $103,000, executed by Biovest in favor of the Coon Rapids EDA.

“Coon Rapids EDA Prepetition Claims” means any and all Secured Claims and other Claims of the Coon Rapids EDA represented by, relating to, or arising under or in connection with the Coon Rapids EDA Prepetition Loan Documents.

“Coon Rapids EDA Prepetition Loan Documents” means all of the Prepetition documents evidencing the Coon Rapids EDA Prepetition Claims and any and all other documents executed by the Debtor in any way relating to the Coon Rapids EDA Prepetition Claims, including the Coon Rapids EDA Note, as any such documents have been amended, modified or supplemented thereafter in accordance with their terms.

“Coon Rapids Note” means that certain Promissory Note dated November 16, 2010 in the original principal amount of $250,000, executed by Biovest in favor of the City of Coon Rapids.

“Coon Rapids Prepetition Claims” means any and all Secured Claims and other Claims of the City of Coon Rapids represented by, relating to, or arising under or in connection with the Coon Rapids Prepetition Loan Documents.

“Coon Rapids Prepetition Loan Documents” means all of the Prepetition documents evidencing the Coon Rapids Prepetition Claims and any and all other documents executed by the Debtor in any way relating to the Coon Rapids Prepetition Claims, including the Coon Rapids Note, as any such documents have been amended, modified or supplemented thereafter in accordance with their terms.

“Corps Real” means Corps Real, LLC, an Illinois limited liability company, and its successors or assigns.

“Corps Real Allowed Class 2 Claims” has the meaning ascribed to such term in Article 5.3.2 of the Plan.

“Corps Real Allowed Class 2 Secured Claims” has the meaning ascribed to such term in Article 5.3.2 of the Plan.

“Corps Real DIP Loan Claims” means any and all Claims of Corps Real, in its capacity as a DIP Lender, represented by, relating to, or arising under or in connection with the DIP Loan Documents and the DIP Financing Orders, whether Administrative Expense Claims or Secured Claims, including any DIP Advances made by Corps Real and accrued and unpaid interest thereon.

“Corps Real Prepetition Claims” means any and all Secured Claims and other Claims of Corps Real represented by, relating to, or arising under or in connection with the Corps Real Prepetition Loan Documents.

“Corps Real Prepetition Loan Documents” means all of the Prepetition documents evidencing the Corps Real Prepetition Claims and any and all other documents executed by the Debtor or Corps Real in any way relating to the Corps Real Prepetition Claims, as any such documents have been amended, modified or supplemented thereafter in accordance with their terms.

“Creditor” means the Holder of a Claim, within the meaning of Section 101(10) of the Bankruptcy Code, including Secured Creditors, Unsecured Creditors, and Creditors with Administrative Expense Claims, Priority Tax Claims, Priority Claims, Cure Claims, and Environmental Claims.

“Creditors Committee” means the Official Committee of Unsecured Creditors appointed by the United States Trustee in the Bankruptcy Case pursuant to Section 1102 of the Bankruptcy Code on March 19, 2013 (Doc. No. 76), and as the membership of the Creditors Committee may thereafter be amended or modified by the United States Trustee.

“Creditors Committee Support Letter” means the letter from the Creditors Committee to Unsecured Creditors dated April 18, 2013, recommending that Unsecured Creditors vote to accept the Plan.

“Cure Claim” means any Claim of any nature whatsoever, including any Claim for any cure payment, cost or other amount, if any, due and owing by the Debtor pursuant to Section 365(b) of the Bankruptcy Code or otherwise and any Claim for a default (monetary or non-monetary), arising from, relating to or in connection with the assumption by the Debtor of any Assumed Contract under the Plan (provided such Claim is filed with the Bankruptcy Court by the Cure Claim Submission Deadline).  In no event shall any Claim set out in a Proof of Claim be deemed to be a Cure Claim.

“Cure Claim Submission Deadline” means, and shall occur on the same day as, the Voting Deadline.

“D & O Policy” means any insurance policy in effect at any time on or before the Effective Date (and as such policy may be continued following the Effective Date) under which any Person carrying on an insurance business may be liable to satisfy, or to indemnify or reimburse for payments made to satisfy, part or all of a judgment rendered against, or a settlement made to resolve claims made against, or defense costs incurred by, the Debtor or any past, present or future director, officer, trustee or employee of the Debtor, including the policies issued to Biovest by XL Specialty Insurance Company (Policy Number ELU127741-12) and Berkley Insurance Company (Policy Number 11145143).

“Debt” has the meaning ascribed to such term in Section 101(12) of the Bankruptcy Code.

“Debtor” means Biovest.

“Debtor in Possession” means Biovest, as debtor in possession in the Bankruptcy Case.

“Delaware General Corporation Law” means Title 8 of the Delaware Code, as now in effect or hereafter amended.

“Determination Date” means the later of (i) the Effective Date and (ii) the date the order of the Bankruptcy Court allowing a Claim becomes a Final Order (if applicable).

“DIP Advances” means the aggregate advances made to Biovest by the DIP Lenders pursuant to the DIP Loan Documents and in accordance with and subject to the terms and conditions of the DIP Financing Orders, whether such advances are made prior to or after the Effective Date.  Notwithstanding anything to the contrary contained in the Plan, unless otherwise ordered by the Bankruptcy Court in the DIP Financing Orders, the DIP Advances shall not exceed the amount of $6,000,000.00.

“DIP Facility” has the meaning ascribed to such term in Article 3.3.1 of the Plan.

“DIP Financing Final Order” means that certain Final Order Granting Debtor’s Emergency Motion for Interim and Final Orders Under 11 U.S.C. §§ 105, 361, 362, 363(c), 364(c), 364(d)(1), 364(e) and 507 and Fed. R. Bankr. P. 2002, 4001 and 9014: (I) Authorizing the Debtor to Obtain Postpetition Financing and Grant Senior Liens and Superpriority Administrative Expense Status; (II) Authorizing the Debtor to Use Cash Collateral; (III) Granting Adequate Protection to Prepetition Senior Secured Creditors; and (IV) Scheduling a Final Hearing Pursuant to Bankruptcy Rules 2002, 4001 and 9014 dated April 10, 2013 and entered in the Bankruptcy Case (Doc. No. 142).

“DIP Financing Motion” means the Debtor’s Emergency Motion for Interim and Final Orders Under 11 U.S.C. §§ 105, 361, 362, 363(c), 364(c), 364(d)(1), 364(e) and 507 and Fed. R. Bankr. P. 2002, 4001 and 9014: (I) Authorizing the Debtor to Obtain Postpetition Financing and Grant Senior Liens and Superpriority Administrative Expense Status; (II) Authorizing the Debtor to Use Cash Collateral; (III) Granting Adequate Protection to Prepetition Secured Lenders; and (IV) Scheduling a Final Hearing Pursuant to Bankruptcy Rules 2002, 4001 and 9014 (Doc. No. 25).

“DIP Financing Orders” means, collectively, (i) that certain Interim Order Granting Debtor’s Emergency Motion for Interim and Final Orders Under 11 U.S.C. §§ 105, 361, 362, 363(c), 364(c), 364(d)(1), 364(e) and 507 and Fed. R. Bankr. P. 2002, 4001 and 9014: (I) Authorizing the Debtor to Obtain Postpetition Financing and Grant Senior Liens and Superpriority Administrative Expense Status; (II) Authorizing the Debtor to Use Cash Collateral; (III) Granting Adequate Protection to Prepetition Senior Secured Creditors; and (IV) Scheduling a Final Hearing Pursuant to Bankruptcy Rules 2002, 4001 and 9014 dated March 14, 2013 and entered in the Bankruptcy Case (Doc. No. 49), (ii) that certain Second Interim Order Granting Debtor’s Emergency Motion for Interim and Final Orders Under 11 U.S.C. §§ 105, 361, 362, 363(c), 364(c), 364(d)(1), 364(e) and 507 and Fed. R. Bankr. P. 2002, 4001 and 9014: (I) Authorizing the Debtor to Obtain Postpetition Financing and Grant Senior Liens and Superpriority Administrative Expense Status; (II) Authorizing the Debtor to Use Cash Collateral; (III) Granting Adequate Protection to Prepetition Senior Secured Creditors; and (IV) Scheduling a Final Hearing Pursuant to Bankruptcy Rules 2002, 4001 and 9014 dated March 29, 2013 and entered in the Bankruptcy Case (Doc. No. 113), and (iii) the DIP Financing Final Order, and any and all other orders subsequently entered by the Bankruptcy Court in the Bankruptcy Case granting the DIP Financing Motion.

“DIP Lenders” means Corps Real and the Laurus/Valens Lenders, in their capacity as lenders under the DIP Loan Documents.

“DIP Loan Claims” means, collectively, the Corps Real DIP Loan Claims and the Laurus/Valens Lenders DIP Loan Claims.

“DIP Loan Documents” means that certain Debtor-in-Possession Credit and Security Agreement dated as of April 10, 2013 (and effective for all purposes as of March 14, 2013), by and among the Debtor, the DIP Lenders and LV, and all other documents executed in connection therewith, as any such document has been amended, modified or supplemented thereafter in accordance with its terms.

“Disallowed Claim” means any Claim which has been disallowed by an order of the Bankruptcy Court, which order has not been stayed pending appeal.

“Disclosure Statement” means the First Amended Disclosure Statement for First Amended Plan of Reorganization of Biovest International, Inc. Under Chapter 11 of Title 11, United States Code dated as of April 18, 2013, including all Exhibits attached thereto, as submitted and filed by the Debtor pursuant to Section 1125 of the Bankruptcy Code in respect of the Bankruptcy Case and approved by the Bankruptcy Court in the Disclosure Statement Approval Order, and as such Disclosure Statement may be amended, supplemented, modified or amended and restated from time to time.

“Disclosure Statement Approval Order” means the Order Approving First Amended Disclosure Statement, Fixing Time to File Applications for Administrative Expenses, Setting Hearing on Confirmation of First Amended Plan, and Setting Deadlines with Respect to Confirmation Hearing dated April 19, 2013 and entered in the Bankruptcy Case (Doc. No. 175).

“Disputed Accentia Intellectual Property Claim” means the claim asserted by Accentia, by letter dated April 3, 2013, to ownership of certain of the intellectual property owned by the Debtor.

“Disputed Claim” means any Claim or portion thereof (other than a Disallowed Claim) that is not an Allowed Claim and (a) as to which a Proof of Claim has been filed with the Clerk’s Office or is deemed filed under applicable law or order of the Bankruptcy Court, or (b) which has been scheduled in the Schedules, and, in the case of subparagraph (a) and (b) above, as to which an objection has been or may be timely filed or deemed filed under the Plan, the Bankruptcy Code, the Bankruptcy Rules, or an order of the Bankruptcy Court and any such objection has not been (i) withdrawn, (ii) overruled by an order of the Bankruptcy Court, or (iii) sustained by an order of the Bankruptcy Court.  In addition to the foregoing, a Disputed Claim shall mean a Claim that is not an Allowed Claim, whether or not an objection has been or may be timely filed, if (a) the amount of the Claim specified in the Proof of Claim exceeds the amount of any corresponding Claim scheduled in the Schedules, (b) the classification of the Claim specified in the Proof of Claim differs from the classification of any corresponding Claim scheduled in the Schedules, (c) any corresponding Claim has been scheduled in the Schedules as disputed, contingent or unliquidated, (d) no corresponding Claim has been scheduled in the Schedules, or (e) such Claim is reflected as unliquidated or contingent in the Proof of Claim filed in respect thereof.  To the extent an objection relates to the allowance of only a part of a Claim, such Claim shall be a Disputed Claim only to the extent of the amount subject to objection.  “Disputed”, when used as an adjective herein (such as Disputed Administrative Expense Claim, Disputed Priority Tax Claim, Disputed Priority Claim, Disputed Secured Claim, and Disputed Unsecured Claim), has a corresponding meaning.

“Disputed Equity Interest” means any Equity Interest (a) which is not registered in a stock register that is maintained by the Debtor or the Transfer Agent, or (b) as to which an objection has been or may be timely filed or deemed filed under the Plan, the Bankruptcy Code, the Bankruptcy Rules, or an order of the Bankruptcy Court and any such objection has not been (i) withdrawn, (ii) overruled by an order of the Bankruptcy Court, or (iii) sustained by an order of the Bankruptcy Court.

“Distribution” means a distribution of Cash or shares of Reorganized Biovest Common Stock, as the context requires, to a Creditor on account of an Allowed Claim pursuant to the terms of the Plan.

“Distribution Date” means, when used with respect to an Allowed Administrative Expense Claim (including Allowed Administrative Expense Claims of Professionals), an Allowed Claim in Class 1, or an Allowed Secured Tax Claim in Class 6, the date which is as soon as reasonably practicable (as determined by Reorganized Biovest) after the Determination Date, but in no event more than five (5) days after the Determination Date.  “Distribution Date,” when used with respect to an Allowed Priority Tax Claim or Allowed Claims in Classes 4, 5, 7, and 8, means the date or dates for any Distribution to Holders of Allowed Priority Tax Claims or Allowed Claims in Classes 4, 5, 7, and 8 as provided in the Plan, unless such date or dates have been otherwise established by an order of the Bankruptcy Court.

“Doc. No.” means the number of a pleading as entered in the Docket.

“Docket” means the docket in the Bankruptcy Case maintained by the Clerk.

“Effective Date” means, and shall occur on, the first Business Day on which all of the conditions precedent to the occurrence of the Effective Date contained in Article 10.2 of the Plan have been satisfied or waived as provided therein.

“Effective Date Notice” has the meaning ascribed to such term in Article 10.3 of the Plan.

“Entity” has the meaning ascribed to such term in Section 101(15) of the Bankruptcy Code.

“Environmental Claim” means any Claim or demand now existing or hereafter arising (including all thereof in the nature of or sounding in tort, contract, warranty or under any other theory of law or equity) against the Debtor, its predecessors, successors or assigns, or Affiliates, or its present or former officers, directors or employees, arising out of, or related to, any Environmental Laws, including any Claim or demand: (a) to restrict or enjoin, or recover damages, costs or expenses to remedy, any release, environmental pollution, contamination or nuisance or to require the Debtor to remedy or to reimburse, pay or incur costs to remedy any release, environmental pollution, contamination or nuisance, (b) to remedy, reimburse, compensate or pay any damage, penalty, fine or forfeiture for, or to restrict or enjoin, any violation of or alleged violation of any Environmental Laws, (c) to pay any contractual claim with respect to any Environmental Laws, or (d) to pay or reimburse any Person or Entity for personal injury (including worker's compensation, sickness, disease or death), tangible or intangible property damage or natural resource damage arising out of, or relating to, any release, environmental pollution, contamination or nuisance, whether or not contemplated in subparagraphs (a) through (c) above, or whether or not such Claim or demand is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured, or whether or not the facts of or legal basis for such Claim or demand are known or unknown, or whether or not the injury or damage giving rise to such Claim or demand was diagnosable, undiagnosable, detectable or undetectable before the Confirmation of the Plan or before the Final Decree Date.  Notwithstanding anything to the contrary contained herein, when used in the Plan, the term “Environmental Claim” shall be broadly construed and shall include (a) claims that may or may not presently constitute “claims” within the meaning of Section 101(5) of the Bankruptcy Code and (b) demands that may or may not presently constitute “demands” within the meaning of Section 524(g)(5) of the Bankruptcy Code.

“Environmental Laws” means all federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). As used in the Plan, the term “Environmental Laws” shall  include (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601, et seq., (b) the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendment of 1984, 42 U.S.C. §§ 6901, et seq., (c) the Clean Air Act, 42 U.S.C. §§ 7401, et seq., (d) the Clean Water Act of 1977, 33 U.S.C. §§ 1251, et seq., (e) the Toxic Substances Control Act, 15 U.S.C. §§ 2601, et seq., (f) the Oil Pollution Act of 1990 (OPA 90), (g) the Hazardous Materials Transportation Authorization Act of 1994, 49 U.S.C. §§ 5101, et seq., (h) the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §§ 136, et seq., (i) the Solid Waste Disposal Act, 42 U.S.C. §§ 6901, et seq., (j) the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251, et seq., (k) the Occupational Safety and Health Act, 29 U.S.C. §§ 651, et seq., (l) the Safe Drinking Water Act, 42 U.S.C. §§ 300(f), et seq., (m) all other statutes or laws issued or promulgated by any Governmental Unit, as they may be amended from time to time, relating to environmental contamination or pollution, air pollution, water pollution, noise control and/or the handling, transportation, discharge, existence, release, disposal or recovery of on-site or off-site hazardous, toxic or dangerous wastes, substances, chemicals or materials (including petroleum), including any transfer of ownership notification or approval statutes, and (n) the ordinances, rules, regulations, orders, notices of violation, requests, demands and requirements issued or promulgated by any Governmental Unit in connection with such statutes or laws.

“Equity Holders Committee” means the Official Committee of Equity Security Holders appointed by the United States Trustee in the Bankruptcy Case pursuant to Section 1102 of the Bankruptcy Code on March 19, 2013 (Doc. No. 77), and as the membership of the Equity Holders Committee may thereafter be amended or modified by the United States Trustee.

“Equity Interests” means the interests in Biovest held by all Holders of Existing Biovest Common Stock; provided, however, that, when used in the Plan, the term “Equity Interests” shall not include the Existing Biovest Stock Options or the Existing Biovest Stock Warrants.

“Estate” means the estate created for the Debtor by Section 541 of the Bankruptcy Code upon the commencement of the Bankruptcy Case.

“Estimation Hearing” means a hearing for the estimation of Claims under Section 502(c) of the Bankruptcy Code.

“Exchange Act” means the Securities Exchange Act of 1934, as it has been or may be amended from time to time, and the rules and regulations promulgated thereunder.

“Exculpated Parties” has the meaning ascribed to such term in Article 11.2 of the Plan.

“Exhibit” means an exhibit annexed to the Plan or to the Disclosure Statement, as the context requires.

“Existing Biovest Common Stock” means the 146,510,818 shares of Biovest Common Stock issued and outstanding on the Petition Date.  As used in the Plan, the term “Existing Biovest Common Stock” shall not include any shares of Biovest Common Stock held in treasury by Biovest.

“Existing Biovest Stock Options” means any options granted by Biovest to its employees, officers, directors, or consultants, and outstanding on the Petition Date, to purchase shares of Biovest Common Stock, as authorized by the Board of Directors or a duly appointed committee of the Board of Directors.  A list of the Existing Biovest Stock Options is attached hereto as Exhibit B and incorporated herein by this reference thereto.

“Existing Biovest Stock Warrants” means any warrants issued by Biovest, and outstanding on the Petition Date, for the purchase of shares of Biovest Common Stock.  A list of the Existing Biovest Stock Warrants is attached hereto as Exhibit C and incorporated herein by this reference thereto.

“Final Decree” means the final decree for the Bankruptcy Case entered by the Bankruptcy Court after the Effective Date pursuant to Bankruptcy Rule 3022.

“Final Decree Date” means the date on which the Final Decree, obtained after a hearing on notice to the Notice Parties and to such other Persons and Entities as the Bankruptcy Court may direct, is entered on the Docket.

“Final Order” means (a) an order, judgment, ruling or other decree (or any revision, modification or amendment thereto) issued and entered by the Bankruptcy Court or by any state or other federal court as may have jurisdiction over any proceeding in connection with the Bankruptcy Case for the purpose of such proceeding, which order, judgment, ruling or other decree has not been reversed, vacated, stayed, modified or amended and as to which (i) no appeal, petition for review, reargument, rehearing, reconsideration or certiorari has been taken and is pending and the time for the filing of any such appeal, petition for review, reargument, rehearing, reconsideration or certiorari has expired, or (ii) such appeal or petition has been heard and dismissed or resolved and the time to further appeal or petition has expired with no further appeal or petition pending; or (b) a stipulation or other agreement entered into which has the effect of any such aforesaid order, judgment, ruling or other decree with like finality.

“Governmental Unit” has the meaning ascribed to such term in Section 101(27) of the Bankruptcy Code.

“Governmental Unit Bar Date” means one hundred eighty (180) days from the Petition Date, the last day for a Governmental Unit to file a Proof of Claim against the Debtor in the Bankruptcy Case.

“Holder” means (a) as to any Claim, (i) the owner or holder of such Claim as such is reflected on the Proof of Claim filed with respect to such Claim, or (ii) if no Proof of Claim has been filed with respect to such Claim, the owner or holder of such Claim as such is reflected on the Schedules or the books and records of the Debtor or as otherwise determined by order of the Bankruptcy Court, or (iii) if the owner or holder of such Claim has assigned or transferred the Claim to a third party and the Debtor or Reorganized Biovest, as the case may be, have received sufficient written evidence of such assignment or transfer, the assignee or transferee; and (b) as to any Equity Interest, the record owner or holder of such Equity Interest as shown on the stock register that is maintained by the Debtor or the Transfer Agent or as otherwise determined by order of the Bankruptcy Court.

“Impaired” refers to any Claim or Equity Interest that is impaired within the meaning of Section 1124 of the Bankruptcy Code.

“Indemnification Rights” means any obligations or rights of the Debtor to indemnify, reimburse, advance, or contribute to the losses, liabilities or expenses of an Indemnitee pursuant to the Debtor’s certificate of incorporation, bylaws, or policy of providing indemnification, applicable law, or a specific agreement in respect of any claims, demands, suits, causes of action or proceedings against an Indemnitee based upon any act or omission related to an Indemnitee’s service with, for, or on behalf of the Debtor.

“Indemnitee” means all present and former directors, officers, employees, agents or representatives of the Debtor who are entitled to assert Indemnification Rights.

“Independent Board Committee” means the committee of the Board of Directors designated by the Board of Directors to address and determine all matters related to or in connection with the Bankruptcy Case and comprised of four (4) independent members of the Board of Directors.

“Initial Distribution” has the meaning ascribed to such term in Article 9.1 of the Plan.

“Laurus” means Laurus Master Fund, Ltd. (In Liquidation), a Cayman Islands company, and its successors or assigns.

“Laurus Prepetition Claims” means any and all Secured Claims and other Claims of Laurus represented by, relating to, or arising under or in connection with the Laurus Prepetition Loan Documents.

“Laurus Prepetition Loan Documents” means all of the Prepetition documents evidencing the Laurus Prepetition Claims and any and all other documents executed by the Debtor, Accentia, LV, or the Laurus/Valens Entities in any way relating to the Laurus Prepetition Claims, including the Laurus/Valens Term Loan Agreement and the Laurus/Valens Term B Note executed in favor of Laurus, as any such documents have been amended, modified or supplemented thereafter in accordance with their terms.

“Laurus/Valens Allowed Class 3 Claims” has the meaning ascribed to such term in Article 5.4.2 of the Plan.

“Laurus/Valens Allowed Class 3 Secured Claims” has the meaning ascribed to such term in Article 5.4.2 of the Plan.

“Laurus/Valens Entities” means, collectively, Calliope, Laurus, PSource, Valens Offshore I, Valens Offshore II, and Valens U.S.

“Laurus/Valens Lenders” means, collectively, Calliope, Laurus, PSource, Valens Offshore I, Valens Offshore II, and Valens U.S., in their capacity as lenders under the DIP Loan Documents.

“Laurus/Valens Lenders DIP Loan Claims” means any and all Claims of the Laurus/Valens Lenders, in their capacity as DIP Lenders, represented by, relating to, or arising under or in connection with the DIP Loan Documents and the DIP Financing Orders, whether Administrative Expense Claims or Secured Claims, including any DIP Advances made by the Laurus/Valens Lenders and accrued and unpaid interest thereon.

“Laurus/Valens Prepetition Claims” means, collectively, the Calliope Prepetition Claims, the Laurus Prepetition Claims, the LV Prepetition Claims, the PSource Prepetition Claims, the Valens Offshore I Prepetition Claims, the Valens Offshore II Prepetition Claims, and the Valens U.S. Prepetition Claims.

“Laurus/Valens Prepetition Loan Documents” means, collectively, the Calliope Prepetition Loan Documents, the Laurus Prepetition Loan Documents, the LV Prepetition Loan Documents, the PSource Prepetition Loan Documents, the Valens Offshore I Prepetition Loan Documents, the Valens Offshore II Prepetition Loan Documents, and the Valens U.S. Prepetition Loan Documents.

“Laurus/Valens Term A Notes” means, collectively, (a) that certain Secured Term A Note dated November 17, 2010 in the original principal amount of $1,333,334.00, executed by Biovest in favor of Calliope, (b) that certain Secured Term A Note dated November 17, 2010 in the original principal amount of $8,619,166.00, executed by Biovest in favor of Valens Offshore I, (c) that certain Secured Term A Note dated November 17, 2010 in the original principal amount of $8,720,357.00, executed by Biovest in favor of Valens Offshore II, (d) that certain Secured Term A Note dated November 17, 2010 in the original principal amount of $3,216,338.00, executed by Biovest in favor of Valens U.S., and (e) that certain Secured Term A Note dated November 17, 2010 in the original principal amount of $3,010,805.00, executed by Biovest in favor of PSource.

“Laurus/Valens Term B Notes” means, collectively, (a) that certain Secured Term B Note dated November 17, 2010 in the original principal amount of $500,000.00, executed by Biovest in favor of Laurus, (b) that certain Secured Term B Note dated November 17, 2010 in the original principal amount of $1,980,592.00, executed by Biovest in favor of Valens Offshore I, (c) that certain Secured Term B Note dated November 17, 2010 in the original principal amount of $836,313.00, executed by Biovest in favor of Valens Offshore II, (d) that certain Secured Term B Note dated November 17, 2010 in the original principal amount of $155,175.00, executed by Biovest in favor of Valens U.S., and (e) that certain Secured Term B Note dated November 17, 2010 in the original principal amount of $687,920.00, executed by Biovest in favor of PSource.

“Laurus/Valens Term Loan Agreement” means that certain Term Loan and Security Agreement, dated as of November 17, 2010, by and among LV, the Laurus/Valens Entities, and Biovest, as it may be amended, modified or supplemented thereafter in accordance with its terms.

“Laurus/Valens Term Notes” means, collectively, the Laurus/Valens Term A Notes and the Laurus/Valens Term B Notes.

“Liabilities” means any and all liabilities, obligations,  judgments, damages, charges, costs, Debts, and indebtedness of any and every kind and nature whatsoever, whether heretofore, now or hereafter owing, arising, due or payable, direct or indirect, absolute or contingent, liquidated or unliquidated, known or unknown, foreseen or unforeseen, in law, equity or otherwise, of or relating to the Debtor or any predecessor, successor or assign thereof, or otherwise based in whole or in part upon any act or omission, transaction, event or other occurrence taking place prior to the Effective Date in any way relating to the Debtor or any predecessor, successor or assign thereof, any Property of the Debtor, the businesses or operations of the Debtor, the Bankruptcy Case, or the Plan, including any and all liabilities, obligations, judgments, damages, charges, costs, Debts, and indebtedness based in whole or in part upon any Claim of or relating to successor liability, transferee liability, or other similar theory; provided, however, that, when used in the Plan, the term “Liabilities” shall not include any obligations of Reorganized Biovest expressly set forth in the Plan.

“Lien” means, with respect to any Property, any mortgage, pledge, security interest, lien, right of first refusal, option or other right to acquire, assignment, charge, claim, easement, conditional sale agreement, title retention agreement, defect in title, or other encumbrance or hypothecation or restriction of any nature pertaining to or affecting such Property, whether voluntary or involuntary and whether arising by law, contract or otherwise.

“Local Rules” means the Local Rules of the United States Bankruptcy Court for the Middle District of Florida, as in effect on the Petition Date, together with all amendments and modifications thereto that were subsequently made applicable to the Bankruptcy Case.

“Local Rules Service List” means the “Local Rule 1007(d) Parties in Interest List”, as that term is defined in Local Rule 1007-2(b).

“LV” means LV Administrative Services, Inc., a Delaware corporation and its successors or assigns, as administrative and collateral agent for (a) the Laurus/Valens Entities under the Laurus/Valens Prepetition Loan Documents, and (b) the DIP Lenders under the DIP Loan Documents.

“LV Prepetition Claims” means any and all Secured Claims and other Claims of LV represented by, relating to, or arising under or in connection with the LV Prepetition Loan Documents.

“LV Prepetition Loan Documents” means all of the Prepetition documents evidencing the LV Prepetition Claims and any and all other documents executed by the Debtor, Accentia, LV, or the Laurus/Valens Entities in any way relating to the LV Prepetition Claims, including the Laurus/Valens Term Loan Agreement and the Laurus/Valens Term Notes, as any such documents have been amended, modified or supplemented thereafter in accordance with their terms.

“New Stock Options” has the meaning ascribed to such term in Article 8.17 of the Plan.

“Notice of Commencement” means the Notice of Chapter 11 Bankruptcy Case, Meeting of Creditors, & Deadlines (Doc. No. 17).

“Notice Parties” means (a) Reorganized Biovest, (b) Bankruptcy Counsel, (c) counsel to Corps Real, (d) counsel to the Laurus/Valens Entities, (e) counsel to the Creditors Committee (to the extent the Creditors Committee is then in existence), (f) counsel to the Equity Holders Committee (to the extent the Equity Holders Committee is then in existence), (g) the United States Trustee, and (h) all parties then set forth on the Local Rules Service List.

“Permitted Liens” has the meaning ascribed to such term in the DIP Loan Documents.

“Person” means any person, individual, corporation, association, partnership, limited liability company, joint venture, trust, organization, business, government, governmental agency or political subdivision thereof, or any other entity or institution of any type whatsoever, including any “person” as such term is defined in Section 101(41) of the Bankruptcy Code.

“Petition Date” means March 6, 2013, the date on which the Debtor commenced the Bankruptcy Case by filing its voluntary petition under Chapter 11 of the Bankruptcy Code.

“Plan” means this First Amended Plan of Reorganization of Biovest International, Inc. Under Chapter 11 of Title 11, United States Code dated as of April 18, 2013, and all Exhibits attached hereto, as the same may be amended, supplemented, modified or amended and restated from time to time in accordance with the provisions of the Plan and the Bankruptcy Code.

“Plan Documents” means all documents that aid in effectuating the Plan, including (if necessary) the Reorganized Biovest Bylaws, the Reorganized Biovest Charter, and the documents providing for the issuance of the New Stock Options.

“Plan Shares” means, collectively, the Class 2 Plan Shares, the Class 3 Plan Shares, and the Class 8 Plan Shares.

“Plan Supplement” means the pleading containing the Plan Documents (to the extent not already on file with the Bankruptcy Court), which shall be filed with the Bankruptcy Court in accordance with Article 14.17 of the Plan.

“Postpetition” means arising or accruing on or after the Petition Date and before the Effective Date.

“Prepetition” means arising or accruing prior to the Petition Date.

“Priority Claim” means a Claim that is entitled to a priority in payment pursuant to Sections 507(a)(4) and (5) of the Bankruptcy Code and that is not an Administrative Expense Claim, a Priority Tax Claim, a Secured Claim, a Secured Tax Claim or an Unsecured Claim.

“Priority Tax Claim” means a Claim of a Governmental Unit that is entitled to a priority in payment pursuant to Section 507(a)(8) of the Bankruptcy Code and that is not an Administrative Expense Claim, a Priority Claim, a Secured Claim, a Secured Tax Claim or an Unsecured Claim.

“Professional” means any professional employed in the Bankruptcy Case pursuant to an order of the Bankruptcy Court, pursuant to Section 327 or 1103 of the Bankruptcy Code.

“Projections” means the cash flow forecast for Reorganized Biovest for the period from April 2013 through March 2014, a copy of which is attached as Exhibit 1 to the Disclosure Statement.

“Proof of Claim” means a proof of claim filed with the Bankruptcy Court with respect to a Claim against the Debtor pursuant to Bankruptcy Rule 3001, 3002 or 3003.

“Property” means any property or asset of any kind, whether real, personal or mixed, tangible or intangible, whether now existing or hereafter acquired or arising, and wherever located, and any interest of any kind therein.

“Pro Rata Share” means, with respect to any Distribution under the Plan to the Holder of an Allowed Claim in a particular Class or otherwise (including with respect to the Distribution of the Class 8 Plan Shares to the Holders of Allowed Class 8 Unsecured Claims), a fraction, the numerator of which shall be the amount of such Holder's Allowed Claim and the denominator of which shall be the sum of all Allowed Claims and all Reserved Claims in such Class and, if applicable, other Classes, all determined as of the applicable Distribution Date.

“PSource” means PSource Structured Debt Limited, a Guernsey limited liability company, and its successors or assigns.

“PSource Prepetition Claims” means any and all Secured Claims and other Claims of PSource represented by, relating to, or arising under or in connection with the PSource Prepetition Loan Documents.

“PSource Prepetition Loan Documents” means all of the Prepetition documents evidencing the PSource Prepetition Claims and any and all other documents executed by the Debtor, Accentia, LV, or the Laurus/Valens Entities in any way relating to the PSource Prepetition Claims, including the Laurus/Valens Term Loan Agreement and the Laurus/Valens Term Notes executed in favor of PSource, as any such documents have been amended, modified or supplemented thereafter in accordance with their terms.

“Purchaser” means the Stalking Horse Purchasers (or their designee) or such other purchaser of substantially all of the Debtor’s assets pursuant to the Asset Purchase Agreement as approved by the Bankruptcy Court.

“Qualified Bidders” has the meaning ascribed to such term in the Bidding Procedures.

“Rejected Contracts” has the meaning ascribed to such term in Article 7.1 of the Plan.  A list of the Rejected Contracts is set forth in Exhibit D attached to the Plan.

“Released Parties” has the meaning ascribed to such term in Article 11.3 of the Plan.

“Reorganized Biovest” means Biovest on and after the Effective Date as reorganized pursuant to the Plan, including any successor thereto by merger, consolidation or otherwise.

“Reorganized Biovest Bylaws” has the meaning ascribed to such term in Article 8.8.2 of the Plan.  The Reorganized Biovest Bylaws (if in existence) shall be included in the Plan Supplement.

“Reorganized Biovest Charter” means the certificate of incorporation of Biovest currently on file with the Office of the Secretary of State of the State of Delaware, as amended or amended and restated if required pursuant to the Plan, the Confirmation Order, the Delaware General Corporation Law or otherwise and filed with the Office of the Secretary of State of the State of Delaware. The Reorganized Biovest Charter (if in existence) shall be included in the Plan Supplement.

“Reorganized Biovest Common Stock” means the shares of Biovest Common  Stock authorized in the Reorganized Biovest Charter to be issued and distributed pursuant to the provisions of the Plan.

“Reserved Claims” means all Disputed Claims as of the applicable determination date in the full amount listed in the Schedules, unless a Proof of Claim was timely filed with respect to such Claim, in which case in the face amount of such Proof of Claim, or unless such Claim has been estimated by the Bankruptcy Court for the purpose of allowance pursuant to Section 502(c) of the Bankruptcy Code, in which case in such estimated amount.  Unless any order of the Bankruptcy Court estimating a Claim provides otherwise, the amount so estimated shall apply both for voting purposes and for purposes of computing Reserved Claims.  As used in the Plan, the term “Reserved Claims” shall not include any Disallowed Claims.

“Retained Biovest Contingent Payment” has the meaning ascribed to such term in Article 5.4.2.5 of the Plan.

“Royal Bank” means Royal Bank America Leasing, L.P.

“Rule 144” means Rule 144 of the Rules and Regulations under the Securities Act promulgated by the SEC.

“Sale Hearing” has the meaning ascribed to such term in Article 8.2 of the Plan.

“Sale Motion” means the Debtor’s Emergency Motion for Entry of an Order (I) Approving the Sale of, and Bidding Procedures in Connection With the Sale of, Substantially All of the Assets of the Debtor or the Rights Under the Debtor’s Amended Plan of Reorganization, (II) Establishing Procedures for the Assumption and/or Assignment by the Debtor of Certain Executory Contracts and Unexpired Leases, (III) Approving Initial Overbid Amount and Subsequent Overbid Amounts, (IV) Approving Form and Manner of Notice of the Sale and Bidding Procedures, and (V) Setting Objection Deadlines, filed with the Bankruptcy Court on April 17, 2013 (Doc. No. 163).

“Sale Order” means the Final Order of the Bankruptcy Court, in form acceptable to the Purchaser, entered by the Bankruptcy Court pursuant to Sections 363 and 365 of the Bankruptcy Code and approving the Asset Purchase Agreement and the transactions contemplated thereby.

“Schedules” means, collectively, Schedules D, E, F, G, and H filed by the Debtor in the Bankruptcy Case pursuant to Bankruptcy Rule 1007, as any of such Schedules has been or may hereafter be amended or supplemented from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Secured Claim” means any Claim of a Creditor that is (a) secured in whole or in part, as of the Petition Date, by a Lien (i) on Collateral and (ii) which is valid, perfected and enforceable under applicable law and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, or (b) subject to setoff under Section 553 of the Bankruptcy Code, but, with respect to both (a) and (b) above, only to the extent of the value of such Creditor’s interest in the Estate’s interest in such Collateral or the amount subject to setoff, as the case may be.  Except as otherwise provided in the Plan, if the value of a Creditor's interest in the Estate’s interest in such Collateral or the amount subject to setoff is less than the amount of the Allowed Claim, then such deficiency shall constitute an Unsecured Claim.

“Secured Creditor” means any Creditor holding a Secured Claim.

“Secured Creditors Plan Shares” means, collectively, the Class 2 Plan Shares and the Class 3 Plan Shares.

“Secured Creditors Plan Shares Allocation” means an allocation of the Secured Creditors Plan Shares as follows: a ratio of seventy percent (70%) of the Secured Creditors Plan Shares to the Laurus/Valens Entities and thirty percent (30%) of the Secured Creditors Plan Shares to Corps Real, with such ratio to be adjusted based on the actual amount of the DIP Advances made by each of the DIP Lenders under the DIP Loan Documents and the application of a formula with respect thereto as set forth in a schedule that has been agreed upon by the Laurus/Valens Entities and Corps Real.

“Secured Tax Claim” means a Secured Claim of a Governmental Unit for Prepetition taxes.

“Securities Act” means the Securities Act of 1933, as it has been or may be amended from time to time, and the rules and regulations promulgated thereunder.

“Security” has the meaning ascribed to such term in Section 101(49) of the Bankruptcy Code.

“Senior Secured Lenders” means, collectively, Corps Real and the Laurus/Valens Entities, in their capacity as Prepetition lenders and as DIP Lenders.

“Stalking Horse Purchasers” has the meaning ascribed to such term in Article 1 of the Plan.

“Successful Bidder” has the meaning ascribed to such term in the Bidding Procedures.

“Superpriority Claim” means any Claim Allowed by a Final Order of the Bankruptcy Court providing for a priority senior to that provided in Section 507(a)(1) of the Bankruptcy Code, including any such Claims granted under Section 364(c)(1) of the Bankruptcy Code.

“Transfer Agent” means American Stock Transfer & Trust Company, LLC or any successor transfer agent engaged by Biovest.

“Unimpaired” refers to a Claim that is not Impaired.

“United States” means the United States of America.

“United States Trustee” means the Office of the United States Trustee for the Middle District of Florida.

“Unsecured Claim” means any Claim which is not an Administrative Expense Claim, Priority Tax Claim, Priority Claim, Secured Tax Claim, Secured Claim, or Cure Claim, including (a) any Claim arising from the rejection of an executory contract or unexpired lease under Section 365 of the Bankruptcy Code, (b) except as otherwise provided in the Plan, any portion of a Claim to the extent the value of the Creditor's interest in the Estate’s interest in the Collateral securing such Claim is less than the amount of the Allowed Claim, or to the extent that the amount of the Claim subject to setoff is less than the amount of the Allowed Claim, as determined pursuant to Section 506(a) of the Bankruptcy Code, (c) any Claim arising from the provision of goods or services to the Debtor prior to the Petition Date, and (d) any Claim designated as an Unsecured Claim elsewhere in the Plan; provided, however, that, when used in the Plan, the term “Unsecured Claim” shall not include any deficiency claim of the Senior Secured Lenders.

“Unsecured Creditor” means any Creditor holding an Unsecured Claim.

“Valens Offshore I” means Valens Offshore SPV I, Ltd., a Delaware limited liability company, and its successors or assigns.

“Valens Offshore I Prepetition Claims” means any and all Secured Claims and other Claims of Valens Offshore I represented by, relating to, or arising under or in connection with the Valens Offshore I Prepetition Loan Documents.

“Valens Offshore I Prepetition Loan Documents” means all of the Prepetition documents evidencing the Valens Offshore I Prepetition Claims and any and all other documents executed by the Debtor, Accentia, LV, or the Laurus/Valens Entities in any way relating to the Valens Offshore I Prepetition Claims, including the Laurus/Valens Term Loan Agreement and the Laurus/Valens Term Notes executed in favor of Valens Offshore I, as any such documents have been amended, modified or supplemented thereafter in accordance with their terms.

“Valens Offshore II” means Valens Offshore SPV II, Corp., a Delaware corporation, and its successors or assigns.

“Valens Offshore II Prepetition Claims” means any and all Secured Claims and other Claims of Valens Offshore II represented by, relating to, or arising under or in connection with the Valens Offshore II Prepetition Loan Documents.

“Valens Offshore II Prepetition Loan Documents” means all of the Prepetition documents evidencing the Valens Offshore II Prepetition Claims and any and all other documents executed by the Debtor, Accentia, LV, or the Laurus/Valens Entities in any way relating to the Valens Offshore II Prepetition Claims, including the Laurus/Valens Term Loan Agreement and the Laurus/Valens Term Notes executed in favor of Valens Offshore II, as any such documents have been amended, modified or supplemented thereafter in accordance with their terms.

“Valens U.S.” means Valens U.S. SPV I, LLC, a Delaware limited liability company, and its successors or assigns.

“Valens U.S. Prepetition Claims” means any and all Secured Claims and other Claims of Valens U.S. represented by, relating to, or arising under or in connection with the Valens U.S. Prepetition Loan Documents.

“Valens U.S. Prepetition Loan Documents” means all of the Prepetition documents evidencing the Valens U.S. Prepetition Claims and any and all other documents executed by the Debtor, Accentia, LV, or the Laurus/Valens Entities in any way relating to the Valens U.S. Prepetition Claims, including the Laurus/Valens Term Loan Agreement and the Laurus/Valens Term Notes executed in favor of Valens U.S., as any such documents have been amended, modified or supplemented thereafter in accordance with their terms.

“Voting Deadline” means the last day to file, with the Bankruptcy Court, a Ballot accepting or rejecting the Plan as fixed by the Disclosure Statement Approval Order.

“Voting Instructions” means the instructions for voting on the Plan contained in the section of the Disclosure Statement entitled “Voting Instructions” and in the Ballot.

2.1.2                      Any capitalized term used in the Plan that is not defined in the Plan but that is defined in the Bankruptcy Code or in the Bankruptcy Rules shall have the meaning ascribed to that term in the Bankruptcy Code or in the Bankruptcy Rules, as the case may be (with the Bankruptcy Code or the Bankruptcy Rules, as the case may be, controlling in the case of a conflict or ambiguity).

2.2          Rules of Construction.

For purposes of the Plan: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) any reference in the Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such contract, instrument, release, indenture or other agreement or document shall be substantially in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or Exhibit means such document or Exhibit as it may have been or may be amended, modified or supplemented; (d) if the Plan's description of the terms of an Exhibit is inconsistent with the terms of the Exhibit, the terms of the Exhibit shall control; (e) unless otherwise specified, all references in the Plan to Articles and Exhibits are references to Articles and Exhibits of or to the Plan; (f) unless the context requires otherwise, the words "herein," "hereunder" and "hereto" refer to the Plan in its entirety rather than to a particular Article or section or subsection of the Plan; (g) any phrase containing the term "include" or "including" shall mean including without limitation; (h) all of the Exhibits referred to in the Plan shall be deemed incorporated herein by any such reference and made a part hereof for all purposes; (i) any reference to an Entity as a Holder of a Claim or Equity Interest includes that Entity’s successors and assigns; and (j) the rules of construction set forth in Section 102 of the Bankruptcy Code shall apply in the construction of the Plan, to the extent such rules are not inconsistent with any other provision in this Article 2.2.

ARTICLE 3
TREATMENT OF ADMINISTRATIVE EXPENSE CLAIMS,
PRIORITY TAX CLAIMS, AND DIP LOAN CLAIMS

In accordance with Section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, Priority Tax Claims, and the DIP Loan Claims have not been classified in the Plan.  The treatment accorded to Administrative Expense Claims, Priority Tax Claims, and the DIP Loan Claims is set forth below in this Article 3.

3.1           Administrative Expense Claims.

3.1.1           Except as otherwise provided in Article 3.1.2 and Article 3.1.3 below, each Holder of an Allowed Administrative Expense Claim (including Allowed Administrative Expense Claims of Professionals) shall be paid (a) on the Distribution Date, an amount, in Cash, by Reorganized Biovest equal to the Allowed Amount of its Administrative Expense Claim, in accordance with Section 1129(a)(9)(A) of the Bankruptcy Code, or (b) under such other terms as may be mutually agreed upon by both the Holder of such Allowed Administrative Expense Claim and the Debtor or Reorganized Biovest, as the case may be, or (c) as otherwise ordered by a Final Order of the Bankruptcy Court.

3.1.2           All unpaid fees and charges assessed against the Estate under Chapter 123 of title 28, United States Code, 28 U.S.C. §§ 1911-1930, for any calendar quarter (or portion thereof) ending prior to the Effective Date shall be paid to the United States Trustee by Reorganized Biovest by no later than thirty (30) days following the Effective Date. Following the Effective Date, any fees required to be paid to the United States Trustee, pursuant to 28 U.S.C. §1930(a)(6), with respect to the Bankruptcy Case shall be paid by Reorganized Biovest, until the earlier of (i) the closing of the Bankruptcy Case by the issuance of a Final Decree by the Bankruptcy Court, or (ii) the entry of an order by the Bankruptcy Court dismissing the Bankruptcy Case or converting the Bankruptcy Case to another chapter under the Bankruptcy Code.  Any such payment to the United States Trustee shall be in the appropriate sum required pursuant to 28 U.S.C. §1930(a)(6) based upon the applicable disbursements for the relevant period and shall be made within the time period set forth in 28 U.S.C. §1930(a)(6).

3.1.3           All Allowed Administrative Expense Claims with respect to liabilities incurred by the Debtor in the ordinary course of business during the Bankruptcy Case shall be paid by Reorganized Biovest (a) in the ordinary course of business in accordance with contract terms, or (b) under such other terms as may be mutually agreed upon by both the Holder of such Allowed Administrative Expense Claim and the Debtor or Reorganized Biovest, as the case may be, or (c) as otherwise ordered by a Final Order of the Bankruptcy Court.

3.2           Priority Tax Claims.

Each Holder of an Allowed Priority Tax Claim shall receive from Reorganized Biovest, on account of such Allowed Priority Tax Claim, regular installment payments in Cash on the Distribution Date in accordance with Section 1129(a)(9)(C) of the Bankruptcy Code.  Holders of Allowed Priority Tax Claims shall receive interest on account of their Allowed Priority Tax Claims at the rate established for delinquent tax obligations pursuant to 26 U.S.C. § 6621; provided, however, that if the Holder of such Allowed Priority Tax Claim is a city, county or state, such Holder shall receive interest on account of its Allowed Priority Tax Claim at the applicable statutory rate under state law. Notwithstanding the above, each Holder of an Allowed Priority Tax Claim may be paid (i) under such other terms as may be mutually agreed upon by both the Holder of such Allowed Priority Tax Claim and the Debtor or Reorganized Biovest, as the case may be, or (b) as otherwise ordered by a Final Order of the Bankruptcy Court.

3.3           DIP Loan Claims.

3.3.1           Pursuant to the terms of the DIP Financing Orders, the Bankruptcy Court has approved a $6,000,000.00 Postpetition line of credit facility (the “DIP Facility”) from the DIP Lenders to the Debtor, secured by a first priority priming Lien (subject to the Permitted Liens) in favor of the DIP Lenders on all of the Property of the Debtor and a Superpriority Claim in favor of the DIP Lenders. Pursuant to Section 1129(a)(9)(A) of the Bankruptcy Code, the DIP Lenders are entitled to receive on the Effective Date, in full and final satisfaction, settlement, release, extinguishment, and discharge of the DIP Loan Claims, Cash equal to the amount of the DIP Loan Claims.

3.3.2           Subject to and pursuant to the terms of the Plan, Corps Real has agreed that, in consideration for the treatment of the Corps Real DIP Loan Claims as set forth in Article 5.3 below, (a) the Corps Real DIP Loan Claims shall not constitute Administrative Expense Claims under the Plan, and (b) upon and subject to the occurrence of the Effective Date, the Corps Real DIP Loan Claims shall be deemed fully paid and the Liens and security interests granted in favor of Corps Real under the DIP Loan Documents and the DIP Financing Orders shall be deemed released and terminated.

3.3.3             Subject to and pursuant to the terms of the Plan, the Laurus/Valens Lenders have agreed that, in consideration for the treatment of the Laurus/Valens Lenders DIP Loan Claims as set forth in Article 5.4 below, (a) the Laurus/Valens Lenders DIP Loan Claims shall not constitute Administrative Expense Claims under the Plan, and (b) upon and subject to the occurrence of the Effective Date, the Laurus/Valens Lenders DIP Loan Claims shall be deemed fully paid and the Liens and security interests granted in favor of the Laurus/Valens Lenders under the DIP Loan Documents and the DIP Financing Orders shall be deemed released and terminated.

ARTICLE 4
DESIGNATION OF CLASSES OF CLAIMS AND EQUITY INTERESTS

Pursuant to Section 1122 of the Bankruptcy Code, set forth below is a designation of Classes of Claims and Equity Interests.  A Claim or Equity Interest (a) is classified in a particular Class only to the extent the Claim or Equity Interest qualifies within the description of that Class and (b) is classified in a different Class to the extent the Claim or Equity Interest qualifies within the description of that different Class.  For purposes of the Plan, the Claims and Equity Interests are classified as follows:

4.1	Class 1: Priority Claims.

Class 1 consists of all Priority Claims.

4.2	Class 2: Secured Claims and Other Claims of Corps Real.

Class 2 consists of all of the Corps Real DIP Loan Claims and all of the Corps Real Prepetition Claims.

4.3	Class 3: Secured Claims and Other Claims of LV and the Laurus/Valens Entities.

Class 3 consists of all of the Laurus/Valens Lenders DIP Loan Claims and all of the Laurus/Valens Prepetition Claims.

4.4	Class 4: Secured Claims and Other Claims of the City of Coon Rapids.

Class 4 consists of all of the Coon Rapids Prepetition Claims.

4.5	Class 5: Secured Claims and Other Claims of The Economic Development Authority in and for the City of Coon Rapids.

Class 5 consists of all of the Coon Rapids EDA Prepetition Claims.

4.6	Class 6: Secured Tax Claims of Governmental Units.

Class 6 consists of all Secured Tax Claims of Governmental Units.

4.7	Class 7: Other Secured Claims.

Class 7 consists of all Secured Claims not otherwise specifically classified in the Plan, including the Secured Claim of Royal Bank.   In the event there is more than one Secured Claim in this Class, such Secured Claims shall be separated into subclasses in Class 7.

4.8	Class 8: Unsecured Claims (Unsecured Claims Not Otherwise Classified).

Class 8 consists of all Unsecured Claims not otherwise classified in the Plan.

4.9	Class 9: Equity Interests.

Class 9 consists of all of the Equity Interests.

4.10	Class 10: Existing Biovest Stock Options.

Class 10 consists of all of the Existing Biovest Stock Options.

4.11	Class 11: Existing Biovest Stock Warrants.

Class 11 consists of all of the Existing Biovest Stock Warrants.

ARTICLE 5
TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS

Claims and Equity Interests shall be treated under the Plan in the manner set forth in this Article 5.  Except as otherwise specifically provided in the Plan, the treatment of, and the consideration to be received by, Holders of Allowed Claims and Holders of Allowed Equity Interests pursuant to the Plan shall be in full and final satisfaction, settlement, release, extinguishment and discharge of their respective Allowed Claims (of any nature whatsoever) and Allowed Equity Interests.

5.1	Unclassified Claims.

Holders of Allowed Administrative Expense Claims (excluding the DIP Lenders with respect to the DIP Loan Claims) and Allowed Priority Tax Claims shall receive the treatment set forth in Article 3 of the Plan.

5.2	Class 1: Priority Claims.

Class 1 consists of all Priority Claims.  Each Holder of an Allowed Priority Claim shall be paid (a) on the Distribution Date, an amount, in Cash, by Reorganized Biovest equal to the Allowed Amount of its Priority Claim in accordance with Section 1129(a)(9)(B) of the Bankruptcy Code, or (b) as otherwise ordered by a Final Order of the Bankruptcy Court.  Class 1 is Unimpaired by the Plan.  Each Holder of a Priority Claim in Class 1 conclusively is presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

5.3	Class 2: Secured Claims and Other Claims of Corps Real.

5.3.1            Class 2 consists of all of the Corps Real DIP Loan Claims and all of the Corps Real Prepetition Claims.

5.3.2            As of the Petition Date, the Debtor was indebted to Corps Real in an aggregate amount, including principal, interest, fees, charges and attorneys fees, of approximately $5,093,494.00 with respect to the Corps Real Prepetition Claims (the “Corps Real Allowed Class 2 Secured Claims”), which are secured by first priority liens on and security interests in all of the Debtor’s assets, junior only to (a) the Liens in favor of the DIP Lenders granted in the DIP Financing Orders, and (b) the Permitted Liens. Under the Plan, the Corps Real Allowed Class 2 Secured Claims and the Corps Real DIP Loan Claims will be allowed in the aggregate amount of approximately $8,093,494.00, subject to adjustment downward based on the actual amount of DIP Advances made by Corps Real (collectively, the “Corps Real Allowed Class 2 Claims”).  Under the Plan, on and subject to the occurrence of the Effective Date, the following shall occur with respect to the Corps Real Allowed Class 2 Claims:

           5.3.2.1         The Corps Real Allowed Class 2 Claims shall be exchanged under the Plan for that number of shares of Reorganized Biovest Common Stock that will represent approximately twenty-seven percent (27%) of the one hundred million issued and outstanding shares of Reorganized Biovest Common Stock as of the Effective Date (the “Class 2 Plan Shares”) in full and final satisfaction of the Corps Real Allowed Class 2 Claims.  The exact number of Class 2 Plan Shares to be received by Corps Real under the Plan, and the percentage that such number represents of the Secured Creditors Plan Shares, shall be determined in accordance with the Secured Creditors Plan Shares Allocation; provided, however, that the Secured Creditors Plan Shares shall constitute ninety percent (90%) of the issued and outstanding shares of Reorganized Biovest Common Stock on the Effective Date.

5.3.2.2         The Class 2 Plan Shares shall be issued to Corps Real pursuant to Section 1145 of the Bankruptcy Code and shall not have any legend restricting the sale thereof under federal securities laws.  The transfer or resale of the Class 2 Plan Shares by any recipient thereof would not be exempted under Section 1145 of the Bankruptcy Code if such recipient is deemed to be an underwriter (see Article 8.10 of the Plan for a further discussion of the securities law issues relating to underwriters).

5.3.2.3         Upon the issuance of the Class 2 Plan Shares to Corps Real, without any further action by any party, the Corps Real Allowed Class 2 Claims shall be deemed fully paid and Corps Real shall have no further Claims against the Debtor.  Except for the Class 2 Plan Shares, Corps Real shall not be entitled to any further Distribution under the Plan with respect to the Corps Real Allowed Class 2 Claims.

5.3.2.4         Notwithstanding anything to the contrary contained in the DIP Loan Documents, the DIP Financing Orders, the Corps Real Prepetition Loan Documents, any order of the Bankruptcy Court, or the Plan, the Liens, lien priority, administrative priorities and other rights and remedies granted to Corps Real pursuant to the DIP Loan Documents, the DIP Financing Orders, the Corps Real Prepetition Loan Documents, or any order of the Bankruptcy Court (specifically including, but not limited to, the existence, perfection and priority of the Liens and security interests provided in any of the foregoing, and the administrative priority provided in any of the foregoing) shall be terminated and no longer of any force and effect as of the Effective Date. As of the Effective Date, without any further action by any party, the Liens and security interests granted by the Debtor to Corps Real with respect to the Corps Real Allowed Class 2 Claims shall be deemed to be extinguished, satisfied and released.  To the extent that any such Liens or security interests have been filed or recorded publicly, Reorganized Biovest shall be authorized to take all necessary actions and record and file all necessary filings that are necessary to cancel, terminate and/or extinguish such Liens and security interests.

5.3.2.5         The Contingent Payment Agreements shall be amended and modified to reallocate 4.75% of the Biovest Contingent Payments to Calliope, PSource, Valens Offshore I, Valens Offshore II, and Valens U.S. and 1.50% of the Biovest Contingent Payments (the “Assigned Biovest Contingent Payment”) to Corps Real.  Notwithstanding anything to the contrary contained in the Plan, the Assigned Biovest Contingent Payment shall remain in effect following the Effective Date in accordance with the terms and conditions of the Contingent Payment Agreements.

5.3.2.6         The Debtor shall amend and restate its bylaws and certificate of incorporation as necessary to incorporate provisions required by the Plan, the Confirmation Order, and/or the Bankruptcy Code.

5.3.2.7         Except as to any obligations under the DIP Loan Documents or the Plan, the Debtor, on behalf of itself and its Estate, and Corps Real and their respective officers, directors, employees, agents, and attorneys shall be deemed to have released each other, as of the Effective Date, from any and all claims of any nature whatsoever that they have or may have against each other, known or unknown, contingent or otherwise, asserted or unasserted, at law or in equity, as well as any other kind or character of action now held, owned or possessed, directly or indirectly.

5.3.2.8         Effective as of and subject to the occurrence of the Effective Date, any and all of the Corps Real Prepetition Loan Documents shall be deemed cancelled and void and of no further force and effect.

               Class 2 is Impaired by the Plan.  Corps Real, as the Holder of the Class 2 Claims, is entitled to vote to accept or reject the Plan.

5.4	Class 3: Secured Claims and Other Claims of LV and the Laurus/Valens Entities.

5.4.1           Class 3 consists of all of the Laurus/Valens Lenders DIP Loan Claims and all of the Laurus/Valens Prepetition Claims.

5.4.2           As of the Petition Date, the Debtor was indebted to LV and the Laurus/Valens Entities in an aggregate amount, including principal, interest, fees, charges and attorneys fees, of approximately $32,719,423.00 with respect to the Laurus/Valens Prepetition Claims (the “Laurus/Valens Allowed Class 3 Secured Claims”), which are secured by first priority liens on and security interests in all of the Debtor’s assets, junior only to (a) the Liens in favor of the DIP Lenders granted in the DIP Financing Orders, (b) the first priority liens on and security interests in all of the Debtor’s assets in favor of Corps Real, and (c) the Permitted Liens. Under the Plan, the Laurus/Valens Allowed Class 3 Secured Claims and the Laurus/Valens Lenders DIP Loan Claims will be allowed in the aggregate amount of approximately $35,719,423.00, subject to adjustment downward based on the actual amount of DIP Advances made by the Laurus/Valens Entities (collectively, the “Laurus/Valens Allowed Class 3 Claims”).  Under the Plan, on and subject to the occurrence of the Effective Date, the following shall occur with respect to the Laurus/Valens Allowed Class 3 Claims:

5.4.2.1         The Laurus/Valens Allowed Class 3 Claims shall be exchanged under the Plan for that number of shares of Reorganized Biovest Common Stock that will represent approximately sixty-three percent (63%) of the one hundred million issued and outstanding shares of Reorganized Biovest Common Stock as of the Effective Date (the “Class 3 Plan Shares”) in full and final satisfaction of the Laurus/Valens Allowed Class 3 Claims. The exact number of Class 3 Plan Shares to be received by the Laurus/Valens Entities under the Plan, and the percentage that such number represents of the Secured Creditors Plan Shares, shall be determined in accordance with the Secured Creditors Plan Shares Allocation; provided, however, that the Secured Creditors Plan Shares shall constitute ninety percent (90%) of the issued and outstanding shares of Reorganized Biovest Common Stock on the Effective Date.

5.4.2.2         The Class 3 Plan Shares shall be issued to the Laurus/Valens Entities pursuant to Section 1145 of the Bankruptcy Code and shall not have any legend restricting the sale thereof under federal securities laws.  The transfer or resale of the Class 3 Plan Shares by any recipient thereof would not be exempted under Section 1145 of the Bankruptcy Code if such recipient is deemed to be an underwriter (see Article 8.10 of the Plan for a further discussion of the securities law issues relating to underwriters).

5.4.2.3         Upon the issuance of the Class 3 Plan Shares to the Laurus/Valens Entities, without any further action by any party, the Laurus/Valens Allowed Class 3 Claims shall be deemed fully paid and LV and the Laurus/Valens Entities shall have no further Claims against the Debtor.  Except for the Class 3 Plan Shares, LV and the Laurus/Valens Entities shall not be entitled to any further Distribution under the Plan with respect to the Laurus/Valens Allowed Class 3 Claims.

5.4.2.4         Notwithstanding anything to the contrary contained in the DIP Loan Documents, the DIP Financing Orders, the Laurus/Valens Prepetition Loan Documents, any order of the Bankruptcy Court, or the Plan, the Liens, lien priority, administrative priorities and other rights and remedies granted to LV and the Laurus/Valens Entities pursuant to the DIP Loan Documents, the DIP Financing Orders, the Laurus/Valens Prepetition Loan Documents, or any order of the Bankruptcy Court (specifically including, but not limited to, the existence, perfection and priority of the Liens and security interests provided in any of the foregoing, and the administrative priority provided in any of the foregoing) shall be terminated and no longer of any force and effect as of the Effective Date. As of the Effective Date, without any further action by any party, the Liens and security interests granted by the Debtor to LV and the Laurus/Valens Entities with respect to the Laurus/Valens Allowed Class 3 Claims shall be deemed to be extinguished, satisfied and released.  To the extent that any such Liens or security interests have been filed or recorded publicly, Reorganized Biovest shall be authorized to take all necessary actions and record and file all necessary filings that are necessary to cancel, terminate and/or extinguish such Liens and security interests.

5.4.2.5        The Contingent Payment Agreements shall be amended and modified to reallocate 4.75% of the Biovest Contingent Payments (the “Retained Biovest Contingent Payment”) to Calliope, PSource, Valens Offshore I, Valens Offshore II, and Valens U.S. and 1.50% of the Biovest Contingent Payments to Corps Real.  Notwithstanding anything to the contrary contained in the Plan, the Retained Biovest Contingent Payment shall remain in effect following the Effective Date in accordance with the terms and conditions of the Contingent Payment Agreements.

5.4.2.6         The Debtor shall amend and restate its bylaws and certificate of incorporation as necessary to incorporate provisions required by the Plan, the Confirmation Order, and/or the Bankruptcy Code.

5.4.2.7         Except as to any obligations under the DIP Loan Documents or the Plan, the Debtor, on behalf of itself and its Estate, and LV and the Laurus/Valens Entities and their respective officers, directors, employees, agents, and attorneys shall be deemed to have released each other, as of the Effective Date, from any and all claims of any nature whatsoever that they have or may have against each other, known or unknown, contingent or otherwise, asserted or unasserted, at law or in equity, as well as any other kind or character of action now held, owned or possessed, directly or indirectly.

5.4.2.8         Effective as of and subject to the occurrence of the Effective Date, any and all of the Laurus/Valens Prepetition Loan Documents, including the Accentia Guaranty and the Accentia Stock Pledge Agreement, shall be deemed cancelled and void and of no further force and effect; provided, however, that the Contingent Payment Agreements, as amended and modified as provided in the Plan, shall remain in effect following the Effective Date.

Class 3 is Impaired by the Plan.  LV and the Laurus/Valens Entities, as the Holders of the Class 3 Claims, are entitled to vote to accept or reject the Plan.

5.5	Class 4: Secured Claims and Other Claims of the City of Coon Rapids.

5.5.1           Class 4 consists of all of the Coon Rapids Prepetition Claims.

5.5.2           As of the Petition Date, the Debtor was indebted to the City of Coon Rapids in an aggregate amount, including principal, interest, fees, charges and attorneys fees, of approximately $232,327.00 with respect to the Coon Rapids Prepetition Claims (the “Coon Rapids Allowed Class 4 Claims”), which are secured by liens on and security interests in certain of the Debtor’s assets located in the State of Minnesota and other collateral (collectively, the “Coon Rapids Collateral”).  Under the Plan, the following shall occur with respect to the Coon Rapids Allowed Class 4 Claims:

5.5.2.1         On the Effective Date, in accordance with Section 1124 of the Bankruptcy Code, Reorganized Biovest shall (a) cure any defaults (other than defaults relating to the insolvency or the financial condition of the Debtor or its status as Debtor in Possession in the Bankruptcy Case) of the Debtor under the Coon Rapids Prepetition Loan Documents that occurred before or after the commencement of the Bankruptcy Case, and (b) reinstate the maturity of the Coon Rapids Prepetition Claims as such maturity existed under the Coon Rapids Prepetition Loan Documents, thus leaving unaltered the legal, equitable, and contractual rights to which the City of Coon Rapids is entitled to with respect to the Coon Rapids Prepetition Claims.

5.5.2.2         Following the Effective Date, Reorganized Biovest shall continue to perform its obligations under the Coon Rapids Prepetition Loan Documents, including making any payments required under the Coon Rapids Note.

5.5.2.3         Following the Effective Date, Reorganized Biovest’s obligations under the Coon Rapids Prepetition Loan Documents shall continue to be secured by any security interest in the Coon Rapids Collateral granted Prepetition to the City of Coon Rapids.

Class 4 is Unimpaired by the Plan.  The City of Coon Rapids, as the Holder of the Class 4 Claims, conclusively is presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

5.6	Class 5: Secured Claims and Other Claims of The Economic Development Authority in and for the City of Coon Rapids.

5.6.1           Class 5 consists of all of the Coon Rapids EDA Prepetition Claims.

5.6.2           As of the Petition Date, the Debtor was indebted to the Coon Rapids EDA in an aggregate amount, including principal, interest, fees, charges and attorneys fees, of approximately $95,719.00 with respect to the Coon Rapids EDA Prepetition Claims (the “Coon Rapids EDA Allowed Class 5 Claims”), which are secured by liens on and security interests in certain of the Debtor’s assets located in the State of Minnesota and other collateral (collectively, the “Coon Rapids EDA Collateral”).  Under the Plan, the following shall occur with respect to the Coon Rapids EDA Allowed Class 5 Claims:

5.6.2.1        On the Effective Date, in accordance with Section 1124 of the Bankruptcy Code, Reorganized Biovest shall (a) cure any defaults (other than defaults relating to the insolvency or the financial condition of the Debtor or its status as Debtor in Possession in the Bankruptcy Case) of the Debtor under the Coon Rapids EDA Prepetition Loan Documents that occurred before or after the commencement of the Bankruptcy Case, and (b) reinstate the maturity of the Coon Rapids EDA Prepetition Claims as such maturity existed under the Coon Rapids EDA Prepetition Loan Documents, thus leaving unaltered the legal, equitable, and contractual rights to which the Coon Rapids EDA is entitled to with respect to the Coon Rapids EDA Prepetition Claims.

5.6.2.2                   Following the Effective Date, Reorganized Biovest shall continue to perform its obligations under the Coon Rapids EDA Prepetition Loan Documents, including making any payments required under the Coon Rapids EDA Note.

5.6.2.3                   Following the Effective Date, Reorganized Biovest’s obligations under the Coon Rapids EDA Prepetition Loan Documents shall continue to be secured by any security interest in the Coon Rapids EDA Collateral granted Prepetition to the Coon Rapids EDA.

Class 5 is Unimpaired by the Plan.  The Coon Rapids EDA, as the Holder of the Class 5 Claims, conclusively is presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

5.7	Class 6: Secured Tax Claims of Governmental Units.

Class 6 consists of all Secured Tax Claims of Governmental Units.  On the Distribution Date, Reorganized Biovest shall pay to a Governmental Unit, in Cash, the Allowed Amount of its Secured Tax Claim.  Class 6 is Unimpaired by the Plan.  Each Holder of a Secured Tax Claim in Class 6 conclusively is presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

5.8	Class 7: Other Secured Claims.

5.8.1           Class 7 consists of all Secured Claims not otherwise specifically classified in the Plan, including the Secured Claim of Royal Bank.  In the event there is more than one Secured Claim in this Class, such Secured Claims shall be separated into subclasses in Class 7.  Under the Plan, the following shall occur with respect to the Allowed Class 7 Claims:

5.8.1.1               On the Effective Date, in accordance with Section 1124 of the Bankruptcy Code, Reorganized Biovest shall (a) cure any defaults (other than defaults relating to the insolvency or the financial condition of the Debtor or its status as Debtor in Possession in the Bankruptcy Case) of the Debtor under the loan and/or security documents evidencing an Allowed Class 7 Claim that occurred before or after the commencement of the Bankruptcy Case, and (b) reinstate the maturity of such Allowed Class 7 Claim as such maturity existed under the loan and/or security documents evidencing such Allowed Class 7 Claim, thus leaving unaltered the legal, equitable, and contractual rights to which the Holder of such Allowed Class 7 Claim is entitled to with respect to such Allowed Class 7 Claim.

5.8.1.2               Following the Effective Date, Reorganized Biovest shall continue to perform its obligations under the loan and/or security documents evidencing an Allowed Class 7 Claim, including making any payments required under such loan and/or security documents.

5.8.1.3                  Following the Effective Date, Reorganized Biovest’s obligations under the loan and/or security documents evidencing an Allowed Class 7 Claim shall continue to be secured by any security interest in the Debtor’s Property granted Prepetition to the Holder of such Allowed Class 7 Claim.

5.8.1.4                      Any deficiency owing to a Secured Creditor with respect to a Class 7 Claim shall be classified and treated as a Class 8 Unsecured Claim to the extent Allowed by a Final Order of the Bankruptcy Court.

Class 7 is Unimpaired by the Plan.  Each Holder of a Secured Claim in Class 7 conclusively is presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

5.9	Class 8: Unsecured Claims (Unsecured Claims Not Otherwise Classified).

5.9.1           Class 8 consists of all Unsecured Claims not otherwise classified in the Plan.

5.9.2           Under the Plan, on the Effective Date, the following shall occur with respect to Allowed Unsecured Claims in Class 8:

5.9.2.1                  Each Holder of an Allowed Unsecured Claim in Class 8 will receive a Distribution through the automatic exchange under the Plan of its Allowed Class 8 Unsecured Claim for its Pro Rata Share of that number of shares of Reorganized Biovest Common Stock that will represent ten percent (10%) of the one hundred million issued and outstanding shares of Reorganized Biovest Common Stock as of the Effective Date (the “Class 8 Plan Shares”) in full and final satisfaction of such Holder’s Allowed Class 8 Unsecured Claim.

5.9.2.2                  The Class 8 Plan Shares shall be issued to the Holders of Allowed Unsecured Claims in Class 8 as soon as reasonably practicable following the Determination Date (but in no event more than five (5) Business Days following the Determination Date, subject to the procedures followed by the Transfer Agent) pursuant to Section 1145 of the Bankruptcy Code and shall not have any legend restricting the sale thereof under federal securities laws.  The transfer or resale of the Class 8 Plan Shares by any recipient thereof would not be exempted under Section 1145 of the Bankruptcy Code if such recipient is deemed to be an underwriter (see Article 8.10 of the Plan for a further discussion of the securities law issues relating to underwriters).

5.9.3           The timing and procedures for, and amount of, Distributions to Holders of Allowed Class 8 Unsecured Claims shall be in accordance with Article 9 of the Plan and the Confirmation Order.

Class 8 is Impaired by the Plan. Each Holder of an Unsecured Claim in Class 8 is entitled to vote to accept or reject the Plan.

5.10	Class 9: Equity Interests.

Class 9 consists of all of the Equity Interests. On the Effective Date, all of the Class 9 Equity Interests shall be deemed cancelled, annulled, extinguished and surrendered without any further action by any party and shall be of no further force and effect.  The Holders of the Class 9 Equity Interests will not receive or retain any Property or equity interest under the Plan on account of the Class 9 Equity Interests.  Accordingly, Reorganized Biovest will not make any Distribution or establish any reserve under the Plan for the Class 9 Equity Interests.  Class 9 is Impaired by the Plan. Pursuant to Section 1126(g) of the Bankruptcy Code, Class 9 is deemed not to have accepted the Plan and, thus, the Holders of the Class 9 Equity Interests are not entitled to vote to accept or reject the Plan.

5.11	Class 10: Existing Biovest Stock Options.

Class 10 consists of all Existing Biovest Stock Options.  On the Effective Date, all of the Class 10 Existing Biovest Stock Options shall be deemed cancelled, annulled, extinguished and surrendered without any further action by any party and shall be of no further force and effect.  The Holders of the Class 10 Existing Biovest Stock Options will not receive or retain any Property or equity interest under the Plan on account of the Class 10 Existing Biovest Stock Options.  Accordingly, Reorganized Biovest will not make any Distribution or establish any reserve under the Plan for the Class 10 Existing Biovest Stock Options.  Class 10 is Impaired by the Plan. Pursuant to Section 1126(g) of the Bankruptcy Code, Class 10 is deemed not to have accepted the Plan and, thus, the Holders of the Class 10 Existing Biovest Stock Options are not entitled to vote to accept or reject the Plan.

5.12	Class 11: Existing Biovest Stock Warrants.

Class 11 consists of all Existing Biovest Stock Warrants.  On the Effective Date, all of the Class 11 Existing Biovest Stock Warrants shall be deemed cancelled, annulled, extinguished and surrendered without any further action by any party and shall be of no further force and effect.  The Holders of the Class 11 Existing Biovest Stock Warrants will not receive or retain any Property or equity interest under the Plan on account of the Class 11 Existing Biovest Stock Warrants.  Accordingly, Reorganized Biovest will not make any Distribution or establish any reserve under the Plan for the Class 11 Existing Biovest Stock Warrants.  Class 11 is Impaired by the Plan. Pursuant to Section 1126(g) of the Bankruptcy Code, Class 11 is deemed not to have accepted the Plan and, thus, the Holders of the Class 11 Existing Biovest Stock Warrants are not entitled to vote to accept or reject the Plan.

ARTICLE 6
ACCEPTANCE OR REJECTION OF THE PLAN

6.1	Each Impaired Class Entitled to Vote Separately.

Except as otherwise provided in Article 6.4, the Holders of Claims or Equity Interests in each Impaired Class of Claims or Impaired Class of Equity Interests shall be entitled to vote separately to accept or reject the Plan.

6.2	Acceptance by Impaired Classes.

Classes 2, 3 and 8 are Impaired under the Plan, and Holders of Claims in such Classes are entitled to vote to accept or reject the Plan.  Pursuant to Section 1126(c) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted the Plan if (a) the Holders (other than any Holder designated pursuant to Section 1126(e) of the Bankruptcy Code) of at least two-thirds in dollar amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (b) the Holders (other than any Holder designated pursuant to Section 1126(e) of the Bankruptcy Code) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan.  If a Holder of a Claim holds more than one Claim in any one Class, all Claims of such Holder in such Class shall be aggregated and deemed to be one Claim for purposes of determining the number of Claims in such Class voting on the Plan.

6.3	Presumed Acceptance of Plan by Unimpaired Classes.

Classes 1, 4, 5, 6, and 7 are Unimpaired under the Plan.  Pursuant to Section 1126(f) of the Bankruptcy Code, such Classes and the Holders of Claims in such Classes are conclusively presumed to have accepted the Plan and, thus, are not entitled to vote on the Plan.  Accordingly, votes of Holders of Claims in Classes 1, 4, 5, 6, and 7 are not being solicited by the Debtor.  Except as otherwise expressly provided in the Plan, nothing contained herein or otherwise shall affect the rights and legal and equitable claims or defenses of the Debtor or Reorganized Biovest in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to setoffs or recoupments against Unimpaired Claims.

6.4	Deemed Non-Acceptance of Plan.

Holders of Class 9 Equity Interests, Class 10 Existing Biovest Stock Options and Class 11 Existing Biovest Stock Warrants will not receive or retain any Property or equity interest under the Plan on account of such Class 9 Equity Interests, Class 10 Existing Biovest Stock Options and Class 11 Existing Biovest Stock Warrants and, therefore, Classes 9, 10 and 11 are deemed not to have accepted the Plan pursuant to Section 1126(g) of the Bankruptcy Code.  Accordingly, votes of Holders of Class 9 Equity Interests, Class 10 Existing Biovest Stock Options and Class 11 Existing Biovest Stock Warrants are not being solicited by the Debtor.

6.5	Impairment Controversies.

If a controversy arises as to whether any Claim or Equity Interest, or any Class of Claims or Class of Equity Interests, is Impaired under the Plan, such Claim, Equity Interest or Class shall be treated as specified in the Plan unless the Bankruptcy Court shall determine such controversy upon motion of the party challenging the characterization of a particular Claim or Equity Interest, or a particular Class of Claims or Class of Equity Interests, under the Plan.

ARTICLE 7
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

7.1	Assumption or Rejection of Executory Contracts and Unexpired Leases.

Pursuant to Sections 365(a) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases that currently exist between the Debtor and another Person or Entity and not listed on Exhibit D attached hereto shall be deemed assumed by the Debtor as of the Effective Date (collectively, the “Assumed Contracts”); provided, however, that the Debtor reserves the right, on or prior to the Confirmation Date, to amend Exhibit D to add any executory contract or unexpired lease thereto or to delete any executory contract or unexpired lease therefrom, in which event such executory contract(s) or unexpired lease(s) shall be deemed to be rejected (if added) or assumed (if deleted).  The Debtor shall provide notice of any amendments to Exhibit D to the parties to the executory contracts and unexpired leases affected thereby.  The listing of a document on Exhibit D shall not constitute an admission by the Debtor that such document is an executory contract or an unexpired lease or that the Debtor has any liability thereunder.  Any executory contract or unexpired lease that exists between the Debtor and another Person or Entity and that is listed on Exhibit D attached to the Plan shall be deemed rejected by the Debtor as of the Confirmation Date (collectively, the “Rejected Contracts”), unless there is pending before the Bankruptcy Court on the Confirmation Date a motion to assume such executory contract or unexpired lease.  For purposes of the Plan, (i) all non-compete agreements, confidentiality or non-disclosure agreements and indemnification agreements executed for the benefit of the Debtor shall be deemed to be executory contracts and Assumed Contracts, and (ii) except as provided in Article 7.7, all non-compete agreements, confidentiality or non-disclosure agreements, indemnification agreements and guaranties executed by the Debtor for the benefit of a third party shall be deemed to be executory contracts and Rejected Contracts (even if not listed on Exhibit D).

7.2	Approval of Assumption or Rejection of Executory Contracts and Unexpired Leases.

Entry of the Confirmation Order shall, subject to and upon the occurrence of the Effective Date, constitute (i) the approval, pursuant to Sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption of the executory contracts and unexpired leases assumed pursuant to Article 7.1 hereof, (ii) the approval, pursuant to Sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases rejected pursuant to Article 7.1 hereof, and (iii) the extension of time, pursuant to Section 365(d)(4) of the Bankruptcy Code, within which the Debtor may assume, assume and assign, or reject any unexpired lease of nonresidential real property through the date of entry of an order approving the assumption, assumption and assignment, or rejection of such unexpired lease.  The assumption by the Debtor of an Assumed Contract shall be binding upon any and all parties to such Assumed Contract as a matter of law, and each such Assumed Contract shall be fully enforceable by Reorganized Biovest in accordance with its terms, except as modified by the provisions of the Plan or an order of the Bankruptcy Court.

7.3	Inclusiveness.

Unless otherwise specified on Exhibit D, each executory contract and unexpired lease listed or to be listed on Exhibit D shall include all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on Exhibit D.

7.4	Cure of Defaults.

Any lessor or other party to an Assumed Contract (except those lessors or other parties whose unexpired leases or executory contracts have been previously assumed by a Final Order of the Bankruptcy Court) asserting a Cure Claim in connection with the assumption of any unexpired lease or executory contract under Article 7.1, as contemplated by Section 365(b) of the Bankruptcy Code, must file such Cure Claim with the Bankruptcy Court on or before the Cure Claim Submission Deadline asserting all alleged amounts accrued or alleged defaults through the Effective Date.  Any lessor or other party to an Assumed Contract failing to file a Cure Claim by the Cure Claim Submission Deadline shall be forever barred from asserting, collecting or seeking to collect any amounts or defaults relating thereto against the Debtor or Reorganized Biovest.  Reorganized Biovest shall have ninety (90) days from the Effective Date to file an objection to any Cure Claim.  Any disputed Cure Claims shall be resolved either consensually or by the Bankruptcy Court. Except as may otherwise be agreed to by the parties, by no later than ninety (90) days following the Effective Date, Reorganized Biovest shall cure any and all undisputed Cure Claims.  All disputed Cure Claims shall be cured either within one hundred twenty (120) days after the entry of a Final Order determining the amount, if any, of the Debtor’s liability with respect thereto or as may otherwise be agreed to by the parties.

7.5	Claims under Rejected Executory Contracts and Unexpired Leases.

7.5.1           Unless otherwise ordered by the Bankruptcy Court, any Claim for damages arising by reason of the rejection of any executory contract or unexpired lease must be filed with the Bankruptcy Court on or before the Bar Date for rejection damage Claims in respect of such rejected executory contract or unexpired lease or such Claim shall be forever barred and unenforceable against the Debtor or Reorganized Biovest.  With respect to the Rejected Contracts, the Bar Date for filing rejection damage and other Claims with the Bankruptcy Court shall be thirty (30) days after the Confirmation Date. The Plan and any other order of the Bankruptcy Court providing for the rejection of an executory contract or unexpired lease shall constitute adequate and sufficient notice to Persons or Entities which may assert a Claim for damages from the rejection of an executory contract or unexpired lease of the Bar Date for filing a Claim in connection therewith.

7.5.2           All Claims for damages from the rejection of an executory contract or unexpired lease, once fixed and liquidated by the Bankruptcy Court and determined to be Allowed Claims, shall be Allowed Unsecured Claims in Class 8.

7.6	Insurance Policies.

All of the Debtor’s insurance policies and any agreements, documents, or instruments relating thereto are treated as executory contracts under the Plan.  Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtor or Reorganized Biovest may hold against any Person or Entity, including the insurers under any of the Debtor’s insurance policies or under the D&O Policy.

7.7	Indemnification Rights.

All Claims for Indemnification Rights against the Debtor by an Indemnitee for defense and indemnification shall be reinstated against Reorganized Biovest and rendered Unimpaired to the extent that such Indemnitee is entitled to defense or indemnification under applicable law, agreement or past policy of the Debtor, but only to the extent that any such reinstated Claim for defense and indemnification in response to a claim against such Indemnitee is covered under any of the Debtor’s insurance policies, including the D&O Policy.  The reinstated Claim against Reorganized Biovest, and Reorganized Biovest’s corresponding defense and indemnification obligation, shall not be for any deductible or self-insured retention amount and shall not exceed the amount of available insurance coverage.

ARTICLE 8
MEANS OF IMPLEMENTATION OF THE PLAN

8.1	General Overview of the Plan.

The Plan provides for the continued operation of the Debtor as Reorganized Biovest.  The Plan provides for Cash payments and the issuance of designated amounts of the Reorganized Biovest Common Stock to Holders of Allowed Claims, all as more particularly described in Article 3 and Article 5 of the Plan.  As of the Effective Date, all of the Class 9 Equity Interests will automatically be deemed cancelled, annulled, and extinguished without any further action by any party and will be of no further force and effect.  The Holders of the Class 9 Equity Interests will not receive any Distribution or retain any Property or equity interest under the Plan on account of such Class 9 Equity Interests.

The Plan shall be implemented on the Effective Date, and the primary source of the funds necessary to implement the Plan initially will be the Cash of Reorganized Biovest and the DIP Advances received from the DIP Facility.  At the present time, the Debtor believes that Reorganized Biovest will have sufficient funds, as of the Effective Date, to pay in full the expected payments required under the Plan to the Holders of Allowed Administrative Expense Claims (including Allowed Administrative Expense Claims of Professionals), Allowed Priority Claims in Class 1, and Allowed Secured Tax Claims in Class 6.  Cash payments to be made under the Plan after the Effective Date to the Holders of Allowed Priority Tax Claims and Allowed Claims in Classes 4, 5, and 7 will be derived from the operations of Reorganized Biovest, DIP Advances under the DIP Facility, or from any new capital or financing raised by Reorganized Biovest, in each case as shown in the Projections.

8.2	Sale of the Debtor’s Assets Pursuant to the Asset Purchase Agreement.

On April 17, 2013, the Debtor and the Stalking Horse Purchasers entered into the Asset Purchase Agreement.  In the Asset Purchase Agreement, the Debtor has agreed to sell to the Stalking Horse Purchasers, and the Stalking Horse Purchasers have agreed to purchase from the Debtor, subject to higher or better offers, substantially all of the assets of the Debtor pursuant to and in accordance with Sections 363 and 365 of the Bankruptcy Code free and clear of any and all Liens, except the Assumed Obligations.  Prior to the closing under the Asset Purchase Agreement, the Stalking Horse Purchasers will assign all of their rights and obligations thereunder to their designee.

Pursuant to the Bidding Procedures Order, the Bankruptcy Court has approved and established the Bidding Procedures in connection with the sale by the Debtor of substantially all of its assets.  The deadline by which any Qualified Bids are to be submitted is 12:00 p.m. on May 29, 2013 (the “Bid Deadline”).  If one or more Qualified Bids are received by the Bid Deadline, an Auction to determine the best or highest offer for the Debtor’s assets will be held at 9:00 a.m. on May 30, 2013 at the offices of Stichter, Riedel, Blain & Prosser, P.A., 110 E. Madison Street, Suite 200, Tampa, Florida 33602.

As noted above, the Debtor has filed its Sale Motion with the Bankruptcy Court.  The Debtor will be requesting the Bankruptcy Court to enter a Sale Order and approve (i) the execution and delivery by the Debtor of the Asset Purchase Agreement, and (ii) the sale and purchase of the Debtor’s assets and the other transactions contemplated by the Asset Purchase Agreement.  A hearing on the Sale Motion shall be held on May 31, 2013, at 9:30 a.m., before the Honorable K. Rodney May at the Sam M. Gibbons United States Courthouse, Courtroom 9B, 801 N. Florida Avenue, Tampa, Florida  33602 (the “Sale Hearing”). The Sale Hearing will be held immediately prior to the Confirmation Hearing.

As set forth in the Asset Purchase Agreement, the total purchase price to be paid by the Purchaser under the Asset Purchase Agreement consists of (i) a credit bid of all or a portion of the Prepetition and Postpetition Secured Claims of the Senior Secured Lenders owed, as of the date of the Auction, by the Debtor to the Senior Secured Lenders, (ii) the assumption of certain liabilities of the Debtor by the Purchaser, and (iii) the payment by the Purchaser of certain Allowed Administrative Expense Claims in the Bankruptcy Case as more particularly described in the Asset Purchase Agreement.  As of April 16, 2013, the amount of the Prepetition and Postpetition Secured Claims of the Senior Secured Lenders was approximately $39,232,770.00 plus fees, expenses and charges.  The Asset Purchase Agreement also provides that the Holders of Allowed Class 8 Unsecured Claims against the Debtor in the Bankruptcy Case shall receive ten percent (10%) of the equity in the Purchaser in the event of a closing under the Asset Purchase Agreement.  The Allowed Class 8 Unsecured Claims shall not include any deficiency claim of the Senior Secured Lenders.

As set forth in the Bidding Procedures, in the event there are no Qualified Bidders other than the Stalking Horse Purchasers, and the Auction does not occur, the Asset Purchase Agreement will be consummated with the Purchaser unless the Plan is confirmed by the Bankruptcy Court at the Confirmation Hearing, in which event the Asset Purchase Agreement will be deemed terminated and the Holders of Claims against, and Equity interests in, the Debtor shall receive the treatment set forth in the Plan.  In the event (i) there are no Qualified Bidders other than the Stalking Horse Purchasers, (ii) the Auction does not occur, and (iii) the Plan is not confirmed by the Bankruptcy Court at the Confirmation Hearing, then the Debtor and the Purchaser will close under the terms of the Asset Purchase Agreement and Holders of Allowed Unsecured Claims shall receive ten percent (10%) of the equity in the Purchaser.

The above is a brief summary of the material terms of the Asset Purchase Agreement, the Bidding Procedures Order, the Bidding Procedures and the Sale Motion, and Holders of Claims and Equity Interests are encouraged to read the Asset Purchase Agreement, the Bidding Procedures Order, the Bidding Procedures and the Sale Motion in their entirety for a more detailed description.  Each of these documents may be reviewed by visiting the website of the Debtor’s counsel at www.srbp.com.

8.3	Effective Date Actions.

8.3.1           Subject to the approval of the Bankruptcy Court and the satisfaction or waiver of the conditions precedent to the occurrence of the Effective Date contained in Article 10.2 of the Plan, on, as of, or as soon as practicable after the Effective Date, as the case may be, the following actions shall occur:

8.3.1.1	if necessary, the Reorganized Biovest Charter shall be filed with the Office of the Secretary of State of the State of Delaware;

8.3.1.2
all of the Class 9 Equity Interests, the Class 10 Existing Biovest Stock Options and the Class 11 Existing Biovest Stock Warrants shall automatically be deemed cancelled, annulled, extinguished and surrendered without any further action by any party and shall be of no further force and effect;

8.3.1.3	the Closing shall occur;

8.3.1.4	subject to Article 8.3.1.1, Reorganized Biovest shall issue and distribute the Plan Shares in accordance with the provisions of the Plan;

8.3.1.5	Reorganized Biovest shall make the Initial Distribution as provided in Article 9.1 of the Plan;

8.3.1.6
Reorganized Biovest shall be automatically substituted for the Debtor as a party to all contested matters, adversary proceedings, administrative proceedings and lawsuits, both within and outside of the Bankruptcy Court, involving the Debtor’s Properties, Claims against the Debtor, the Causes of Action, and the resolution of Disputed Claims (except as provided in Article 9.2.1 of the Plan); and

8.3.1.7	Reorganized Biovest shall carry out its other Effective Date responsibilities under the Plan, including the execution and delivery of all documentation contemplated by the Plan and the Plan Documents.

8.4	Vesting of Property of the Estate in Reorganized Biovest.

On the Effective Date, and except as otherwise expressly provided in the Plan, all Property of the Estate (including the Causes of Action and any net operating losses) shall vest in Reorganized Biovest free and clear of any and all Liens, Debts, obligations, Claims (including the Disputed Accentia Intellectual Property Claim), Cure Claims, Liabilities, Equity Interests, and all other interests of every kind and nature, and the Confirmation Order shall so provide.  Reorganized Biovest intends to preserve net operating losses to the maximum extent permitted under applicable law.  As of the Effective Date, Reorganized Biovest may operate its businesses and use, acquire, and dispose of its Properties, free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order.   All privileges with respect to the Property of the Debtor’s Estate, including the attorney/client privilege, to which the Debtor is entitled shall automatically vest in, and may be asserted by or waived on behalf of, Reorganized Biovest.

8.5	Continued Corporate Existence.

Biovest will continue to exist after the Effective Date as a separate corporate entity, with all of the powers of a corporation under the Delaware General Corporation Law and pursuant to its certificate of incorporation and bylaws in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws are amended or amended and restated as provided in the Plan or the Confirmation Order, without prejudice to any right to terminate such existence (whether by merger, dissolution or otherwise) under applicable law after the Effective Date.

8.6	Corporate Action.

All matters provided for under the Plan involving the corporate structure of the Debtor or Reorganized Biovest, or any corporate action to be taken by or required of the Debtor or Reorganized Biovest, including all action taken or required to be taken to approve the Reorganized Biovest Charter and the Reorganized Biovest Bylaws or to approve the DIP Facility or the issuance of the Plan Shares, shall, as of the Effective Date, be deemed to have occurred and be effective as provided herein, and shall be authorized and approved in all respects without any requirement for further action by the stockholders or directors of the Debtor or Reorganized Biovest.

8.7	Boards of Directors and Executive Officers of Reorganized Biovest.

8.7.1           Subject to any requirement of Bankruptcy Court approval pursuant to Section 1129(a)(5) of the Bankruptcy Code, as of the Effective Date, the executive officers and directors of the Debtor immediately prior to the Effective Date shall be deemed to be the executive officers and directors of Reorganized Biovest without any further action by any party; provided, however, that as set forth in the DIP Loan Documents, the Board of Directors of Reorganized Biovest shall initially consist of the current members of the Board of Directors (which includes Ronald E. Osman), plus one individual to be appointed by the Laurus/Valens Entities (provided that, in accordance with their rights as shareholders of Reorganized Biovest, after the Effective Date, Corps Real and the Laurus/Valens Entities shall in no way be precluded from changing the number of members of, or the individuals serving on, the Board of Directors of Reorganized Biovest).  Pursuant to Section 1129(a)(5) of the Bankruptcy Code, the Debtor has disclosed, in the Disclosure Statement, the identity and affiliation of any individual proposed to serve as an initial director or executive officer of Reorganized Biovest and, to the extent such individual is an insider other than by virtue of being a director, the nature of any compensation for such individual.

8.7.2.          On and after the Effective Date, the operations of Reorganized Biovest shall continue to be the responsibility of its Board of Directors.  Each director of Reorganized Biovest shall serve from and after the Effective Date until his or her successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of Reorganized Biovest.  Each executive officer of Reorganized Biovest shall serve from and after the Effective Date until his or her successor is duly appointed and qualified or until his or her earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of Reorganized Biovest.

8.7.3           From and after the Confirmation Date and until the Effective Date, the Independent Board Committee and executive officers of the Debtor shall have all powers accorded by law to put into effect and carry out the Plan and the Confirmation Order.  From and after the Effective Date, the Board of Directors and executive officers of Reorganized Biovest shall have all powers accorded by law to put into effect and carry out the Plan and the Confirmation Order.

8.8	Amendment and Restatement of Certificate of Incorporation and Bylaws of Biovest.

8.8.1           The Independent Board Committee shall take such action as may be necessary to cause the certificate of incorporation of Biovest to be amended and restated (a) if applicable, to authorize a sufficient number of shares of Reorganized Biovest Common Stock necessary to meet (i) the requirements set forth in the Plan as to the issuance of the Plan Shares, and (ii) the obligations of Reorganized Biovest under the New Stock Options, (b) to contain any provisions as may be required in order that such certificate of incorporation is consistent with the provisions of the Plan, the Bankruptcy Code, and the Confirmation Order, and (c) to provide, pursuant to Section 1123(a)(6) of the Bankruptcy Code, for a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by Section 1123(a)(6).

8.8.2           The bylaws of Biovest shall be amended and restated as necessary to satisfy the provisions of the Plan (as amended and restated, the “Reorganized Biovest Bylaws”).

8.8.3           To the extent necessary, the Confirmation Order shall include appropriate language approving the Reorganized Biovest Charter and the Reorganized Biovest Bylaws.  The Reorganized Biovest Charter and the Reorganized Biovest Bylaws shall be the charter and bylaws governing Reorganized Biovest on and after the Effective Date, subject to any right to amend the foregoing as permitted by applicable law as such right may be limited by the terms of the Reorganized Biovest Charter and the Reorganized Biovest Bylaws.

8.9	Issuance of Reorganized Biovest Common Stock.

Reorganized Biovest shall issue and distribute, in accordance with the provisions of the Plan, shares of Reorganized Biovest Common Stock to those Holders of Claims entitled to receive the Plan Shares hereunder.  Under the Plan, the Secured Creditors Plan Shares shall constitute ninety percent (90%) of the issued and outstanding shares of Reorganized Biovest Common Stock on the Effective Date, and the Class 8 Plan Shares shall constitute ten percent (10%) of the issued and outstanding shares of Reorganized Biovest Common Stock on the Effective Date.

8.10	Exemptions from Securities Laws.

General.  Pursuant to Section 1125(e) of the Bankruptcy Code, any Person that solicits the acceptance or rejection of a plan, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, or that participates, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, in the offer, issuance, sale, or purchase of a Security, offered or sold under the plan, of the debtor, is not liable, on account of such solicitation or participation, for violation of any applicable law, rule, or regulation governing the solicitation of acceptance or rejection of a plan or the offer, issuance, sale, or purchase of Securities.

Issuance of Reorganized Biovest Common Stock under the Plan.  Section 1145(a) of the Bankruptcy Code exempts from registration under the Securities Act and under equivalent state securities or “blue sky” laws (a) the offer or sale under a plan of reorganization of a Security of a debtor, of an affiliate participating in a joint plan with a debtor, or of a successor of a debtor under a plan, if such offer or sale is either (i) in exchange for a claim against, an interest in, or a claim for an administrative expense in the bankruptcy case concerning, the debtor or such affiliate, or (ii) “principally in such exchange and partly for cash or property”, or (b) the offer of a Security through any warrant, option, right to subscribe, or conversion privilege that was sold in the manner specified in subparagraph (a) above, or the sale of a Security upon the exercise of such a warrant, option, right to subscribe, or conversion privilege.  The Debtor believes that the offer and issuance of the Plan Shares in exchange for Claims under the Plan satisfy the requirements of Section 1145(a) of the Bankruptcy Code and that such transactions, therefore, are exempt from registration under federal and state securities laws.  The Confirmation Order will include a finding and conclusion to the effect that such offer and issuance fall within the exemptions from registration under the Securities Act and state and local securities laws pursuant to Section 1145 of the Bankruptcy Code.

Subsequent Transfers of Plan Shares.

Plan Shares Issued Pursuant to Section 1145 Exemption.  The Plan Shares may be freely transferred by most recipients thereof, and all resales of and subsequent transactions for the Plan Shares are exempt from registration under federal and state securities laws, unless the holder is an “underwriter” with respect to the Plan Shares.  Section 1145(b)(1) of the Bankruptcy Code defines four types of “underwriters”:

(i)            an Entity that purchases a claim against, an interest in, or a claim for an administrative expense in the bankruptcy case concerning, the debtor, if such purchase is with a view to distribution of any Security received or to be received in exchange for such a claim or interest;

(ii)           an Entity that offers to sell Securities offered or sold under a bankruptcy plan for the holders of such Securities;

(iii)          an Entity that offers to buy Securities offered or sold under a bankruptcy plan from the holders of such Securities, if the offer to buy is (x) with a view to distribution of such Securities, and (y) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of Securities under the plan; and

(iv)           an Entity that is an “issuer” with respect to such Securities, as the term “issuer” is defined in Section 2(11) of the Securities Act.

Under Section 2(11) of the Securities Act, an “issuer” includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control with the issuer.  “Control” (as such term is defined in Rule 405 of Regulation C under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.  Accordingly, an officer or director of a reorganized debtor (or its affiliate or successor) under a plan of reorganization may be deemed to “control” such debtor (and therefore be an underwriter for purposes of Section 1145), particularly if such management position is coupled with the ownership of a significant percentage of the debtor’s (or affiliate’s or successor’s) voting securities.  Moreover, the legislative history of Section 1145 of the Bankruptcy Code suggests that a creditor who owns at least ten percent (10%) of the securities of a reorganized debtor may be presumed to be a “control person.”

To the extent that Persons deemed to be “underwriters” receive Plan Shares pursuant to the Plan, resales of such Plan Shares by such Persons would not be exempted by Section 1145(a) of the Bankruptcy Code from registration under the Securities Act or other applicable law.  Persons deemed to be underwriters, however, may be able to sell such Plan Shares without registration subject to the provisions of Rule 144 under the Securities Act as discussed below.

Plan Shares Held by Underwriters.  Holders of Plan Shares who are deemed to be “underwriters” within the meaning of Section 1145(b)(1) of the Bankruptcy Code or who may otherwise be deemed to be “affiliates” of, or to exercise “control” over, Reorganized Biovest within the meaning of Rule 405 of Regulation C under the Securities Act, may, in addition to any other exemptions that may be available under federal and state securities laws, under certain circumstances, be able to sell their Plan Shares pursuant to the more limited safe harbor resale provisions of Rule 144 under the Securities Act.  Generally, Rule 144 provides that, if certain conditions are met (e.g., volume limitations, manner of sale, availability of current information about the issuer, etc.), specified persons who resell such securities and are “affiliates” of the issuer of the securities sought to be resold will not be deemed to be “underwriters” as defined in Section 2(11) of the Securities Act.

The foregoing summary discussion regarding Section 1145 of the Bankruptcy Code is general in nature and has been included in the Plan solely for informational purposes.  Although the Plan Shares will become freely tradable by most recipients thereof as described above, it should be noted that there can be no assurance that an active trading market for the Reorganized Biovest Common Stock will develop or, if developed, that it will continue.  Accordingly, no assurance can be given concerning the actual market for the Plan Shares or a Person’s ability to sell the Plan Shares at any particular time.  The Debtor does not make any representations concerning, and does not provide any opinion or advice with respect to, the securities law and bankruptcy law matters described above.  In view of the uncertainty concerning the availability of exemptions from the registration requirements of the Securities Act and equivalent state securities or “blue sky” laws to a recipient of Plan Shares who may be deemed to be an “underwriter” (within the meaning of Section 1145(b)(1) of the Bankruptcy Code) and/or an “affiliate” of, or a person who exercises “control” over, Reorganized Biovest under applicable federal and state securities laws, the Debtor encourages each Person who is to receive Plan Shares pursuant to the Plan to consider carefully and consult with its own legal advisor(s) with respect to such (and any related) matters.

8.11	SEC Public Reports.

The Biovest Common Stock is registered under the Exchange Act. Section 13(a) of the Exchange Act requires that Biovest file with the SEC annual reports on Form 10-K and quarterly reports on Form 10-Q.  Prior to the Petition Date, Biovest filed with the SEC its Form 10-K Annual Report for the fiscal year ended September 30, 2012 and its Form 10-Q Quarterly Report for the fiscal quarter ended December 31, 2012.  Thus, Biovest is current in its SEC filings as of the date of the Plan.  Each of the above-referenced reports can be accessed on the Internet at www.sec.gov or on Biovest’s website at www.biovest.com.

8.12	Section 1146 Exemption.

Pursuant to Section 1146(a) of the Bankruptcy Code, the issuance, distribution, transfer or exchange of any Security (including the Reorganized Biovest Common Stock), or the making, delivery or recording of any instrument of transfer, pursuant to, in implementation of or as contemplated by the Plan or any Plan Document, or the vesting, re-vesting, transfer or sale of any Property of, by or in the Debtor or its Estate or Reorganized Biovest pursuant to, in implementation of or as contemplated by the Plan or any Plan Document, or any transaction arising out of, contemplated by or in any way related to the foregoing, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangible or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, or other similar tax or governmental assessment, and the appropriate state or local governmental officials or agents shall be, and hereby are, directed to forego the collection of any such tax or governmental assessment and to accept for filing and recording any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

8.13	Pursuit of Causes of Action.

8.13.1        On the Effective Date, the Causes of Action shall be vested in Reorganized Biovest, except to the extent a Creditor or other third party has been specifically released from any Cause of Action by the terms of the Plan or by a Final Order of the Bankruptcy Court.  Reorganized Biovest will have the right, in its sole and absolute discretion, to pursue, not pursue, settle, release or enforce any Causes of Action without seeking any approval from the Bankruptcy Court except as provided in Article 8.14.  The Debtor is currently not in a position to express an opinion on the merits of any of the Causes of Action or on the recoverability of any amounts as a result of any such Causes of Action.  For purposes of providing notice, the Debtor states that any party in interest that engaged in business or other transactions with the Debtor Prepetition or that received payments from the Debtor Prepetition may be subject to litigation to the extent that applicable bankruptcy or non-bankruptcy law supports such litigation.  Reorganized Biovest will fund the costs and expenses (including legal fees) to pursue the Causes of Action.

8.13.2        No Creditor or other party should vote for the Plan or otherwise rely on the Confirmation of the Plan or the entry of the Confirmation Order in order to, or on the belief that it will, obtain any defense to any Cause of Action.  No Creditor or other party should act or refrain from acting on the belief that it will obtain any defense to any Cause of Action.  ADDITIONALLY, THE PLAN DOES NOT, AND IS NOT INTENDED TO, RELEASE ANY CAUSES OF ACTION OR OBJECTIONS TO CLAIMS, AND ALL SUCH RIGHTS ARE SPECIFICALLY RESERVED IN FAVOR OF REORGANIZED BIOVEST.  Creditors are advised that legal rights, claims and rights of action the Debtor may have against them, if they exist, are retained under the Plan for prosecution unless a Final Order of the Bankruptcy Court authorizes the Debtor to release such claims.  As such, Creditors are cautioned not to rely on (i) the absence of the listing of any legal right, claim or right of action against a particular Creditor in the Disclosure Statement, the Plan, or the Schedules, or (ii) the absence of litigation or demand prior to the Effective Date of the Plan as any indication that the Debtor or Reorganized Biovest does not possess or does not intend to prosecute a particular claim or Cause of Action if a particular Creditor votes to accept the Plan.  It is the expressed intention of the Plan to preserve rights, objections to Claims, and rights of action of the Debtor, whether now known or unknown, for the benefit of Reorganized Biovest.  A Cause of Action shall not, under any circumstances, be waived as a result of the failure of the Debtor to describe such Cause of Action with specificity in the Plan or in the Disclosure Statement; nor shall Reorganized Biovest, as a result of such failure, be estopped or precluded under any theory from pursuing such Cause of Action.  Nothing in the Plan operates as a release of any of the Causes of Action.

8.13.3         The Debtor does not presently know the full extent of the Causes of Action and, for purposes of voting on the Plan, all Creditors are advised that Reorganized Biovest will have substantially the same rights that a Chapter 7 trustee would have with respect to the Causes of Action.  Accordingly, neither a vote to accept the Plan by any Creditor nor the entry of the Confirmation Order will act as a release, waiver, bar or estoppel of any Cause of Action against such Creditor or any other Person or Entity, unless such Creditor, Person or Entity is specifically identified by name as a released party in the Plan, in the Confirmation Order, or in any other Final Order of the Bankruptcy Court.  Confirmation of the Plan and entry of the Confirmation Order is not intended to and shall not be deemed to have any res judicata or collateral estoppel or other preclusive effect that would precede, preclude, or inhibit prosecution of such Causes of Action following Confirmation of the Plan.

8.13.4         At this time, the Debtor believes the Causes of Action consist primarily of the Avoidance Actions.  The Debtor is also currently investigating possible claims against the members of the Equity Holders Committee and claims against ASM Capital and its Affiliates.  The Debtor also anticipates, at the present time, that it will be filing an adversary proceeding against Accentia with respect to the Disputed Accentia Intellectual Property Claim.  To the extent the Debtor determines after the date hereof that there are additional Causes of Action, such Causes of Action will be described in an amendment to the Plan or to the Disclosure Statement approved by the Bankruptcy Court.

8.13.5         Except as otherwise provided in the DIP Financing Orders, the Debtor and Reorganized Biovest reserve all rights under Section 506(c) of the Bankruptcy Code with respect to any and all Secured Claims.

8.13.6         The Estate shall remain open, even if the Bankruptcy Case shall have been closed, as to any and all Causes of Action until such time as the Causes of Action have been fully administered and the Causes of Action Recoveries have been received by Reorganized Biovest; provided, however, that nothing in the Plan or the Disclosure Statement shall prohibit Reorganized Biovest from pursuing any Causes of Action (excluding the Avoidance Actions) in any courts other than the Bankruptcy Court.

8.14	Prosecution and Settlement of Claims and Causes of Action.

Reorganized Biovest (a) may commence or continue in any appropriate court or tribunal any suit or other proceeding for the enforcement of any Cause of Action which the Debtor had or had power to assert immediately prior to the Effective Date, and (b) may settle or adjust such Cause of Action.  From and after the Effective Date, Reorganized Biovest shall be authorized, pursuant to Bankruptcy Rule 9019 and Section 105(a) of the Bankruptcy Code, to compromise and settle any Cause of Action or objection to a Claim in accordance with the following procedures, which shall constitute sufficient notice in accordance with the Bankruptcy Code and the Bankruptcy Rules for compromises and settlements: (i) if the resulting settlement provides for settlement of a Cause of Action or objection to a Claim originally asserted in an amount equal to or less than $100,000.00, then Reorganized Biovest may settle the Cause of Action or objection to Claim and execute necessary documents, including a stipulation of settlement or release, subject to notifying the United States Trustee, counsel to Corps Real, counsel to the Laurus/Valens Entities, and counsel to the Creditors Committee of the terms of the settlement agreement; provided, however, that if the United States Trustee, counsel to Corps Real, counsel to the Laurus/Valens Entities, and counsel to the Creditors Committee indicate their approval or do not provide Reorganized Biovest with an objection to the proposed settlement within ten (10) days after they receive notice of such settlement in writing, then Reorganized Biovest shall be authorized to accept and consummate the settlement; and provided further, however, that if a timely written objection is made by the United States Trustee, counsel to Corps Real, counsel to the Laurus/Valens Entities, or counsel to the Creditors Committee to the proposed settlement, then the settlement may not be consummated without approval of the Bankruptcy Court in accordance with Bankruptcy Rule 9019; and (ii) if the resulting settlement involves a Cause of Action or objection to a Claim originally asserted in an amount exceeding $100,000.00, then Reorganized Biovest shall be authorized and empowered to settle such Cause of Action or objection to Claim only upon Bankruptcy Court approval in accordance with Bankruptcy Rule 9019 and after notice to the Notice Parties.

8.15	Effectuating Documents; Further Transactions.

Prior to the Effective Date, each of the chief executive officer, president, chief financial officer, or secretary of the Debtor (and, on and after the Effective Date, each of the chief executive officer, president, chief financial officer, or secretary of Reorganized Biovest) shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, mortgages, and other agreements or documents and take such actions as may be necessary or appropriate, to effectuate and further evidence the terms and conditions of the Plan or to otherwise comply with applicable law.

8.16	Cancellation of Existing Loan Documents and Agreements.

On and subject to the occurrence of the Effective Date, except as otherwise expressly provided in the Plan, (a) all notes, bonds, indentures, debentures or other instruments or documents evidencing or creating any indebtedness or obligations of the Debtor with respect to Claims in Classes 1 through 8 shall be deemed cancelled, and (b) the obligations of the Debtor under any such notes, bonds, indentures, debentures or other instruments or documents evidencing or creating any indebtedness or obligations of the Debtor with respect to Claims in Classes 1 through 8 shall be discharged.

8.17	Issuance of New Stock Options.

Under the Plan, on the Effective Date, Reorganized Biovest shall issue to certain employees, officers, consultants and directors of the Debtor, pursuant to the Biovest Stock Option Plan, options to purchase fifteen (15) million shares of Reorganized Biovest Common Stock, which options will have been approved within one hundred fifty (150) days of the Petition Date as described below and shall be based upon future performance of each individual as determined by established milestones set by the Independent Board Committee (the “New Stock Options”).  The exercise price for the New Stock Options will be $1.00 per share, provided that, if by the 24 Month Anniversary Date, all or substantially all of the assets of Reorganized Biovest are sold or BiovaxID™ is sold, the exercise price will be reduced to $0.64 per share.  The New Stock Options will vest as determined by the Independent Board Committee.  Upon the sale of the vaccine business, instruments business or substantially all of the assets of Reorganized Biovest, any unvested portion of the New Stock Options shall fully vest.  The final allocation of the New Stock Options shall be made within one hundred fifty (150) days of the Petition Date by the Independent Board Committee, which in making the allocations shall be guided by a special stock option committee consisting of Carlos Santos and John Sitilides as the representatives of the Debtor, Eugene Grin as the representative of the Laurus/Valens Entities, and Ronald E. Osman as the representative of Corps Real.  The New Stock Options are not being issued pursuant to Section 1145 of the Bankruptcy Code.

8.18	Exclusivity Period.

The Debtor will retain the exclusive right to amend or modify the Plan, and to solicit acceptances of any amendments to or modifications of the Plan, through and until the Effective Date.

8.19	Dissolution of the Committees.

Except as provided in Article 9.2.1 with respect to the Creditors Committee’s right to object to Claims, the Committees shall continue in existence until the Effective Date.  Thereafter, the Committees shall be deemed dissolved and the members of the Committees shall be deemed discharged from all rights, duties and liabilities arising from, or related to, the Bankruptcy Case, and the Professionals for the Committees, if any, shall cease providing any services to the Committee or otherwise in connection with the Bankruptcy Case.

8.20	Post-Effective Date Financing.

In accordance with the DIP Loan Documents and the DIP Financing Orders, each of Corps Real and the Laurus/Valens Lenders have agreed that, following the Effective Date, if Reorganized Biovest is unable to obtain funding from a capital raise, third party financing, or proceeds from a partnership/licensing agreement or otherwise, they will advance to Reorganized Biovest their respective share of any unadvanced amount of the DIP Facility up to the maximum amount of the DIP Facility. If, following the Effective Date, the maximum amount of the DIP Facility has been advanced and new funding for Reorganized Biovest from a capital raise, third party financing, or proceeds from a partnership/licensing agreement or otherwise with respect to Reorganized Biovest’s products is not forthcoming or is delayed, Corps Real and the Laurus/Valens Entities agree that, if any additional funding is provided by them, at their option, to Reorganized Biovest, such additional funding will be provided on a pro rata basis, in accordance with their relative equity ownership in Reorganized Biovest, pari passu in priority and payment, and subject to further loan documentation with terms and provisions acceptable to Corps Real and the Laurus/Valens Entities.

ARTICLE 9
PROVISIONS GOVERNING DISTRIBUTIONS

9.1	Initial Distribution.

As soon as reasonably practicable (as determined by Reorganized Biovest) after the Effective Date, Reorganized Biovest shall (i) make the Distributions required under the Plan to Holders of Allowed Administrative Expense Claims (including Allowed Administrative Expense Claims of Professionals) and Allowed Claims in Classes 1 and 6; provided, however, that the Distributions as to Allowed Administrative Expense Claims of Professionals shall be made no more than ten (10) days after the Determination Date; and (ii) issue the Plan Shares to the Holders of Allowed Claims in Classes 2, 3, and 8 as required by the terms of the Plan ((i) and (ii), collectively, the “Initial Distribution”).  Thereafter, Reorganized Biovest shall make additional Distributions to Holders of Allowed Claims as and when required by the terms of the Plan.

9.2	Determination of Claims.

9.2.1           Under the Plan, Reorganized Biovest shall have the exclusive authority to, and shall, file, settle, compromise, withdraw, or litigate to judgment all objections to Claims; provided, however, that the Creditors Committee shall have the right to independently object to any Unsecured Claim on or before the Claims Objection Deadline.   By no later than May 27, 2013, the Creditors Committee shall provide written notice to the Debtor of any objections it intends to file with respect to Unsecured Claims.  Thereafter, and through the Claims Objection Deadline, the Creditors Committee shall have the right to object only to the Unsecured Claims listed in such written notice.  The Creditors Committee and the Senior Secured Lenders are presently discussing the responsibility for the payment of fees or costs incurred by the Creditors Committee in filing and pursuing objections to Unsecured Claims as described above.  Except as to any late-filed Claims and Claims resulting from the rejection of executory contracts or unexpired leases, if any, all objections to Claims shall be filed with the Bankruptcy Court by no later than the Claims Objection Deadline, and the Confirmation Order shall contain appropriate language to that effect.  Holders of Unsecured Claims that have not filed such Claims on or before the Bar Date shall serve the Notice Parties with any request to the Bankruptcy Court for allowance to file late Unsecured Claims.  If the Bankruptcy Court grants the request to file a late Unsecured Claim, such Unsecured Claim shall be treated in all respects as a Class 8 Unsecured Claim. Objections to late-filed Claims and Claims resulting from the rejection of executory contracts or unexpired leases shall be filed on the later of (a) thirty (30) days following the Effective Date or (b) the date that is ten (10) days after Reorganized Biovest receives actual notice of the filing of any such Claim. Reorganized Biovest shall file and prosecute, in good faith, objections to late-filed Claims and Claims resulting from the rejection of executory contracts or unexpired leases as requested by the Creditors Committee. Notwithstanding anything herein to the contrary and with respect solely to any rejection damages Claim filed by Ferghana Partners, Inc., the Claims Objection Deadline for the Creditors Committee shall be extended to one (1) Business Day after the deadline for the filing of any rejection damages Claim by Ferghana Partners, Inc.

9.2.2           Notwithstanding any authority to the contrary, an objection to a Claim shall be deemed properly served on the Holder of the Claim if the Debtor or Reorganized Biovest or the Creditors Committee, as the case may be, effect service in any of the following manners:  (a) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004, (b) to the extent counsel for the Holder of a Claim is unknown, by first class mail, postage prepaid, on the signatory on the Proof of Claim or other representative identified on the Proof of Claim or any attachment thereto, or (c) by first class mail, postage prepaid, on any counsel that has filed a notice of appearance in the Bankruptcy Case on behalf of the Holder of a Claim.

9.2.3           Disputed Claims shall be fixed or liquidated in the Bankruptcy Court as core proceedings within the meaning of 28 U.S.C. § 157(b)(2)(B) unless the Bankruptcy Court orders otherwise.  If the fixing or liquidation of a contingent or unliquidated Claim would cause undue delay in the administration of the Bankruptcy Case, such Claim shall be estimated by the Bankruptcy Court for purposes of allowance and Distribution.  The Debtor or Reorganized Biovest may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to Section 502(c) of the Bankruptcy Code regardless of whether the Debtor or Reorganized Biovest previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection.  In the event that the Bankruptcy Court estimates any contingent or unliquidated  Claim, such estimated amount will constitute either the Allowed Amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on such Claim, the Debtor or Reorganized Biovest may elect to pursue any supplemental proceedings to object to any ultimate allowance of such Claim.  The determination of Claims in Estimation Hearings shall be binding for purposes of establishing the maximum amount of the Claim for purposes of allowance and Distribution.  All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not exclusive of one another. Procedures for specific Estimation Hearings, including provisions for discovery, shall be set by the Bankruptcy Court giving due consideration to applicable Bankruptcy Rules and the need for prompt determination of the Disputed Claim.

9.3	Distributions as to Allowed Claims in Class 8.

9.3.1           Notwithstanding any provision herein to the contrary, no Distribution shall be made to the Holder of a Disputed Claim in Class 8 unless and until such Disputed Claim becomes an Allowed Claim.  If, on the Distribution Date, any Disputed Claims in Class 8 remain, then Reorganized Biovest shall withhold from any such Distribution the amount of Class 8 Plan Shares that would be necessary to make the same proportionate distribution to the Holders of all Class 8 Claims which are Disputed Claims as if each such Disputed Claim were an Allowed Class 8 Claim.  At such time that such Disputed Claim becomes an Allowed Class 8 Claim, the Holder of such Allowed Class 8 Claim shall receive the Distribution to which such Holder is then entitled under the Plan.

9.3.2           Notwithstanding any provision herein to the contrary, if, on any applicable Distribution Date, the Holder of a Class 8 Claim is subject to a proceeding against it by Reorganized Biovest under Section 502(d) of the Bankruptcy Code, then Reorganized Biovest (in its sole discretion) may withhold a Distribution to such Holder until the final resolution of such proceeding.

9.3.3           Distributions to a Holder of an Allowed Claim in Class 8 shall be made at the address of such Holder set forth in the Schedules or on the books and records of the Debtor or Reorganized Biovest at the time of the Distribution, unless Reorganized Biovest has been notified in writing of a change of address, including by the filing of a Proof of Claim or statement pursuant to Bankruptcy Rule 3003 by such Holder that contains an address for such Holder different than the address for such Holder as set forth in the Schedules.  Reorganized Biovest shall not be liable for any Distribution sent to the address of record of a Holder in the absence of the written change thereof as provided herein.

9.4	Unclaimed Distributions.

9.4.1           If the Holder of an Allowed Claim fails to negotiate a check for a Distribution issued to such Holder within sixty (60) days of the date such check was issued, then Reorganized Biovest shall provide written notice to such Holder stating that, unless such Holder negotiates such check within thirty (30) days of the date of such notice, the amount of Cash attributable to such check shall be deemed to be unclaimed, such Holder shall be deemed to have no further Claim in respect of such check, such Holder's Allowed Claim shall no longer be deemed to be Allowed, and such Holder shall not be entitled to participate in any further Distributions under the Plan in respect of such Claim.

9.4.2           If a check for a Distribution made pursuant to the Plan to any Holder of an Allowed Claim is returned to Reorganized Biovest due to an incorrect or incomplete address for the Holder of such Allowed Claim, and no claim is made in writing to Reorganized Biovest as to such check within sixty (60) days of the date such Distribution was made, then the amount of Cash attributable to such check shall be deemed to be unclaimed, such Holder shall be deemed to have no further Claim in respect of such check, such Holder's Allowed Claim shall no longer be deemed to be Allowed, and such Holder shall not be entitled to participate in any further Distributions under the Plan in respect of such Claim.

9.4.3           Any unclaimed Distribution as described above sent by Reorganized Biovest shall become the property of Reorganized Biovest.

9.4.4           If a stock certificate for Reorganized Biovest Common Stock distributed to the Holder of an Allowed Claim pursuant to the Plan is returned to Reorganized Biovest or the Transfer Agent due to an incorrect or incomplete address for the recipient, and no claim is made in writing to Reorganized Biovest or the Transfer Agent as to such stock certificate within ninety (90) days of the date such stock certificate was distributed, then the number of shares of Reorganized Biovest Common Stock evidenced by such stock certificate shall be deemed to be unclaimed and such recipient shall be deemed to have no further rights in respect of such stock certificate or the shares of Reorganized Biovest Common Stock evidenced thereby.

9.5	Transfer of Claim.

In the event that the Holder of any Claim shall transfer such Claim on and after the Effective Date, such Holder shall immediately advise Reorganized Biovest in writing of such transfer and provide sufficient written evidence of such transfer.  Reorganized Biovest shall be entitled to assume that no transfer of any Claim has been made by any Holder unless and until Reorganized Biovest shall have received written notice to the contrary.  Each transferee of any Claim shall take such Claim subject to the provisions of the Plan and to any request made, waiver or consent given or other action taken hereunder and, except as otherwise expressly provided in such notice, Reorganized Biovest shall be entitled to assume conclusively that the transferee named in such notice shall thereafter be vested with all rights and powers of the transferor under the Plan.

9.6	One Distribution Per Holder.

If the Holder of a Claim holds more than one Claim in any one Class, all Claims of such Holder in such Class shall be aggregated and deemed to be one Claim for purposes of Distribution hereunder, and only one Distribution shall be made with respect to the single aggregated Claim.

9.7	Effect of Pre-Confirmation Distributions.

Nothing in the Plan shall be deemed to entitle the Holder of a Claim that received, prior to the Effective Date, full or partial payment of such Holder’s Claim, by way of settlement or otherwise, pursuant to an order of the Bankruptcy Court, provision of the Bankruptcy Code, or other means, to receive a duplicate payment in full or in part pursuant to the Plan; and all such full or partial payments shall be deemed to be payments made under the Plan for purposes of satisfying the obligations of the Debtor or Reorganized Biovest to such Holder under the Plan.

9.8	No Interest on Claims.

Except otherwise Allowed by a Final Order of the Bankruptcy Court, no Holder of an Allowed Claim shall be entitled to the accrual of Postpetition interest or the payment of Postpetition interest, penalties, or late charges on account of such Allowed Claim for any purpose.  Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim in respect of the period from the Effective Date to the date a Disputed Claim becomes an Allowed Claim.

9.9	Fractional Shares.

The Distribution of shares of Reorganized Biovest Common Stock as provided in the Plan may mathematically entitle the recipient to a fractional share of Reorganized Biovest Common Stock.  Notwithstanding any provision in the Plan to the contrary, payments of fractions of shares of Reorganized Biovest Common Stock shall not be made and shall be deemed to be zero.  No consideration (Cash or otherwise) shall be provided in lieu of fractional shares that are deemed to be zero.

9.10	Compliance with Tax Requirements.

In connection with the Plan, Reorganized Biovest shall comply with all tax withholding and reporting requirements imposed by federal, state, local and foreign taxing authorities, and all Distributions hereunder shall be subject to such withholding and reporting requirements. Notwithstanding the above, each Holder of an Allowed Claim that is to receive a Distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any Governmental Unit, including income, withholding, and other tax obligations, on account of such Distribution.

ARTICLE 10
CONDITIONS PRECEDENT TO CONFIRMATION
OF THE PLAN AND THE EFFECTIVE DATE

10.1	Condition Precedent to Confirmation of the Plan.

The following is a condition precedent to Confirmation of the Plan, which may be waived by the Debtor:

10.1.1                   The Bankruptcy Court shall have made such findings and determinations regarding the Plan as shall enable the entry of the Confirmation Order in a manner consistent with the provisions of the Plan.

10.2	Conditions Precedent to the Effective Date.

The Plan shall not be consummated and the Effective Date shall not occur unless each of the following conditions has been satisfied following the Confirmation Date or waived by the Debtor, Corps Real and the Laurus/Valens Entities:

10.2.1                   The Confirmation Order shall be a Final Order.

10.2.2                   All conditions precedent to the Closing shall have been satisfied or waived in writing by Corps Real and the Laurus/Valens Entities, and all actions set forth in Article 8.3.1.1 and Article 8.3.1.3 shall have occurred.

10.2.3                   Each Plan Document shall be in form and substance reasonably acceptable to the Debtor, Corps Real and the Laurus/Valens Entities.

10.3	Notice of the Effective Date.

Promptly following the satisfaction, or the waiver by the Debtor, Corps Real and the Laurus/Valens Entities, of all of the conditions set forth in Article 10.2, the Debtor shall file a notice (the “Effective Date Notice”) with the Bankruptcy Court designating the Effective Date.  The Debtor shall serve the Effective Date Notice on all of the Notice Parties.

ARTICLE 11
DISCHARGE, EXCULPATION FROM LIABILITY, RELEASE,
AND GENERAL INJUNCTION

11.1	Discharge of Claims.

Except as otherwise expressly provided in the Plan or in the Confirmation Order, the Confirmation Order shall operate as a discharge, pursuant to Section 1141(d) of the Bankruptcy Code, to the fullest extent permitted by applicable law, as of the Effective Date, of the Debtor and its Estate and Reorganized Biovest from any and all Debts of and Claims of any nature whatsoever against the Debtor that arose at any time prior to the Effective Date, including any and all Claims for principal and interest, whether accrued before, on or after the Petition Date.  Except as otherwise expressly provided in the Plan or in the Confirmation Order, but without limiting the generality of the foregoing, on the Effective Date, the Debtor and its Estate and Reorganized Biovest, and their respective successors or assigns, shall be discharged, to the fullest extent permitted by applicable law, from any Claim or Debt that arose prior to the Effective Date and from any and all Debts of the kind specified in Section 502(g), 502(h), or 502(i) of the Bankruptcy Code, whether or not (a) a Proof of Claim based on such Debt was filed pursuant to Section 501 of the Bankruptcy Code, (b) a Claim based on such Debt is an Allowed Claim pursuant to Section 502 of the Bankruptcy Code, or (c) the Holder of a Claim based on such Debt has voted to accept the Plan.  As of the Effective Date, except as otherwise expressly provided in the Plan or in the Confirmation Order, all Persons and Entities, including all Holders of Claims or Equity Interests, shall be forever precluded and permanently enjoined to the fullest extent permitted by applicable law from asserting directly or indirectly against the Debtor or its Estate or Reorganized Biovest, or any of their respective successors and assigns, or the assets or Properties of any of them, any other or further Claims, Debts, Equity Interests, rights, causes of action, remedies, or Liabilities based upon any act, omission, document, instrument, transaction, event, or other activity of any kind or nature that occurred prior to the Effective Date or that occurs in connection with implementation of the Plan, including any action or proceeding which may be brought pursuant to the Securities Act or the Exchange Act, and the Confirmation Order shall contain appropriate injunctive language to that effect.  As of the Effective Date, Holders of Equity Interests shall have no rights arising from or relating to such Equity Interests.  In accordance with the foregoing, except as otherwise expressly provided in the Plan or in the Confirmation Order, the Confirmation Order shall be a judicial determination of the discharge or termination of all such Claims and other Debts and Liabilities against, and Equity Interests in, the Debtor, pursuant to Sections 524 and 1141 of the Bankruptcy Code, to the fullest extent permitted by applicable law, and such discharge shall void any judgment obtained against the Debtor, at any time, to the extent that such judgment relates to a discharged or terminated Claim, Liability, Debt, or Equity Interest.  Notwithstanding the foregoing, Reorganized Biovest shall remain obligated to make payments to Holders of Allowed Claims and issue the Plan Shares as required pursuant to the Plan.

11.2	Exculpation from Liability.

The Debtor and its Postpetition directors and officers, the Independent Board Committee, the Professionals for the Debtor (acting in such capacity), the Creditors Committee and its members, the Professionals for the Creditors Committee (acting in such capacity), the Professionals for the Equity Holders Committee (acting in such capacity), and the DIP Lenders and their respective officers, directors, employees, Affiliates, attorneys, agents and representatives (collectively, the “Exculpated Parties”) shall neither have nor incur any liability whatsoever to any Person or Entity for any act taken or omitted to be taken in good faith in connection with or related to the formulation, preparation, dissemination, or confirmation of the Plan, the Disclosure Statement, the Asset Purchase Agreement, any Plan Document, the DIP Facility, or any contract, instrument, release, or other agreement or document created or entered into, or any other act taken or omitted to be taken, in connection with the Plan or the Bankruptcy Case, in each case for the period on and after the Petition Date and through the Effective Date; provided, however, that this exculpation from liability provision shall not be applicable to any liability found by a court of competent jurisdiction to have resulted from fraud or the willful misconduct or gross negligence of any such party.  With respect to Professionals, the foregoing exculpation from liability provision shall also include claims of professional negligence arising from the services provided by such Professionals during the Bankruptcy Case.  Any such claims shall be governed by the standard of care otherwise applicable to the standard of negligence claims outside of bankruptcy.  The rights granted under this Article 11.2 are cumulative with (and not restrictive of) any and all rights, remedies, and benefits that the Exculpated Parties have or obtain pursuant to any provision of the Bankruptcy Code or other applicable law.  In furtherance of the foregoing, the Exculpated Parties shall have the fullest protection afforded under Section 1125(e) of the Bankruptcy Code and all applicable law from liability for violation of any applicable law, rule or regulation governing the solicitation of acceptance or rejection of a plan or the offer, issuance, sale or purchase or securities, including the Plan Shares.  This exculpation from liability provision is an integral part of the Plan and is essential to its implementation.  Notwithstanding anything to the contrary contained herein, the provisions of this Article 11.2 shall not release, or be deemed a release of, any of the Causes of Action.

11.3	Release.

On the Effective Date, the Debtor, Reorganized Biovest, the Committees, the DIP Lenders, and any and all Holders of Claims and Equity Interests shall release unconditionally and hereby are deemed to release unconditionally the Debtor’s Postpetition directors and officers, the Independent Board Committee, the members of the Creditors Committee, and the Professionals employed by the Debtor and the Committees (collectively, the “Released Parties”) from any and all claims, obligations, suits, judgments, damages, losses, rights, remedies, causes of action, charges, costs, debts, indebtedness, or liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, event or other occurrence taking place between the Petition Date and the Effective Date, which is in any way relating to the Debtor, the Bankruptcy Case, any Property of the Debtor, the business or operations of the Debtor, the DIP Facility, the Asset Purchase Agreement, any Plan Documents, the Plan, or any of the transactions contemplated thereby; provided, however, that this release provision shall not be applicable to any liability found by a court of competent jurisdiction to have resulted from fraud or the willful misconduct or gross negligence of any such party. With respect to Professionals, the foregoing release provision shall also include claims of professional negligence arising from the services provided by such Professionals during the Bankruptcy Case.  Any such claims shall be governed by the standard of care otherwise applicable to the standard of negligence claims outside of bankruptcy.  The Confirmation Order shall enjoin the prosecution by any Person or Entity, whether directly, derivatively or otherwise, of any such claim, obligation, suit, judgment, damage, loss, right, remedy, cause of action, charge, cost, debt, indebtedness, or liability which arose or accrued during such period or was or could have been asserted against any of the Released Parties, except as otherwise provided in the Plan or in the Confirmation Order.  Each of the Released Parties shall have the right to independently seek enforcement of this release provision.  This release provision is an integral part of the Plan and is essential to its implementation.  Notwithstanding anything to the contrary contained herein, the provisions of this Article 11.3 shall not release, or be deemed a release of, any of the Causes of Action.

11.4	General Injunction.

Pursuant to Sections 105, 1123, 1129 and 1141 of the Bankruptcy Code, in order to preserve and implement the various transactions contemplated by and provided for in the Plan, as of the Effective Date, except as otherwise expressly provided in the Plan or in the Confirmation Order, all Persons or Entities that have held, currently hold or may hold a Claim, Debt, Liability, or Equity Interest that is discharged or terminated pursuant to the terms of the Plan are and shall be permanently enjoined and forever barred to the fullest extent permitted by law from taking any of the following actions on account of any such discharged or terminated Claims, Debts, Liabilities, or Equity Interests other than actions brought to enforce any rights or obligations under the Plan or the Plan Documents: (a) commencing or continuing in any manner any action or other proceeding against the Debtor or Reorganized Biovest or their respective Properties; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtor or Reorganized Biovest or their respective Properties; (c) creating, perfecting or enforcing any Lien or encumbrance against the Debtor or Reorganized Biovest or their respective Properties; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtor or Reorganized Biovest; (e) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order; or (f) interfering with or in any manner whatsoever disturbing the rights and remedies of the Debtor or Reorganized Biovest under the Plan and the Plan Documents and the other documents executed in connection therewith. The Debtor and Reorganized Biovest shall have the right to independently seek enforcement of this general injunction provision.  This general injunction provision is an integral part of the Plan and is essential to its implementation. Notwithstanding anything to the contrary contained herein, the provisions of this Article 11.4 shall not release, or be deemed a release of, any of the Causes of Action.

11.5	Term of Certain Injunctions and Automatic Stay.

11.5.1                   All injunctions or automatic stays for the benefit of the Debtor pursuant to Sections 105, 362 or other applicable provisions of the Bankruptcy Code, or otherwise provided for in the Bankruptcy Case, and in existence on the Confirmation Date, shall remain in full force and effect following the Confirmation Date and until the Final Decree Date, unless otherwise ordered by the Bankruptcy Court.

11.5.2                   With respect to all lawsuits pending in courts in any jurisdiction (other than the Bankruptcy Court) that seek to establish the Debtor’s liability on Prepetition Claims asserted therein and that are stayed pursuant to Section 362 of the Bankruptcy Code, such lawsuits shall be deemed dismissed as of the Effective Date, unless the Debtor affirmatively elects to have the Debtor’s liability established by such other courts, and any pending motions seeking relief from the automatic stay for purposes of continuing any such lawsuits in such other courts shall be deemed denied as of the Effective Date, and the automatic stay shall continue in effect, unless the Debtor affirmatively elects to have the automatic stay lifted and to have the Debtor’s liability established by such other courts; and the Prepetition Claims at issue in such lawsuits shall be determined and either Allowed or disallowed in whole or part by the Bankruptcy Court pursuant to the applicable provisions of the Plan, unless otherwise elected by the Debtor as provided herein.

11.6	No Liability for Tax Claims.

Unless a taxing Governmental Unit has asserted a Claim against the Debtor before the Governmental Unit Bar Date or Administrative Expense Claim Bar Date established therefor, no Claim of such Governmental Unit shall be Allowed against the Debtor, Reorganized Biovest or their respective directors, officers, employees or agents for taxes, penalties, interest, additions to tax or other charges arising out of (i) the failure, if any, of the Debtor, any of its Affiliates, or any other Person or Entity to have paid tax or to have filed any tax return (including any income tax return or franchise tax return) in or for any prior year or period, or (ii) an audit of any return for a period before the Petition Date.

11.7	Regulatory or Enforcement Actions.

Notwithstanding anything to the contrary set forth herein, nothing in the Plan or the Confirmation Order shall restrict any federal government regulatory agency, including the SEC, from pursuing any regulatory or police enforcement action, including for violations of the federal securities laws, or performing its statutory duties against any Person or Entity in any forum, but only to the extent not prohibited by the automatic stay of Section 362 of the Bankruptcy Code or discharged or enjoined pursuant to Section 524 or 1141(d) of the Bankruptcy Code.  Nothing contained in this Article 11.7 is intended to, nor shall it, supersede or alter any applicable provisions of the Bankruptcy Code.

ARTICLE 12
RETENTION OF JURISDICTION

12.1	General Retention.

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, until the Bankruptcy Case is closed, the Bankruptcy Court shall retain the fullest and most extensive jurisdiction of the Bankruptcy Case that is permitted by applicable law, including that necessary to ensure that the purposes and intent of the Plan are carried out.

12.2	Specific Purposes.

In addition to the general retention of jurisdiction set forth in Article 12.1, after Confirmation of the Plan and until the Bankruptcy Case is closed, the Bankruptcy Court shall retain jurisdiction of the Bankruptcy Case for the following specific purposes:

12.2.1                   to allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including the resolution of any application for an Administrative Expense Claim, and to determine any and all objections to the allowance or priority of Claims or Equity Interests;

12.2.2                   to determine any and all cases, controversies, suits or disputes arising under or relating to the Bankruptcy Case, the Plan or the Confirmation Order (including regarding the effect of any release, exculpation from liability, discharge, limitation of liability, or injunction provisions provided for herein or affected hereby and regarding whether the conditions precedent to the consummation and/or Effective Date of the Plan have been satisfied);

12.2.3                   to determine any and all applications for allowance of compensation of Professionals and reimbursement of expenses under Section 330, 331 or 503(b) of the Bankruptcy Code arising out of or relating to the Bankruptcy Case; provided, however, that this retention of jurisdiction shall not require prior Bankruptcy Court approval of the payment of fees and reimbursement of expenses of Professionals incurred after the Effective Date unless an objection to such fees and expenses has been made by Reorganized Biovest;

12.2.4                   to determine any and all motions pending as of the date of the Confirmation Hearing (including pursuant to the Plan) for the rejection, assumption, or assignment of executory contracts or unexpired leases to which the Debtor is a party or with respect to which the Debtor may be liable, and to determine the allowance of any Claims resulting from the rejection thereof or any Cure Claims;

12.2.5                   to determine any and all motions, applications, adversary proceedings, contested or litigated matters, Causes of Action, and any other matters involving the Debtor or Reorganized Biovest commenced in connection with, or arising during, the Bankruptcy Case and pending on the Effective Date, including approval of proposed settlements thereof;

12.2.6                   to enforce, interpret and administer the terms and provisions of the Plan and the Plan Documents;

12.2.7                   to modify any provisions of the Plan to the fullest extent permitted by the Bankruptcy Code and the Bankruptcy Rules;

12.2.8                   to consider and act on the compromise and settlement of any Claim against or Equity Interest in the Debtor or its Estate;

12.2.9                   to assure the performance by Reorganized Biovest of its obligations under the Plan;

12.2.10                 to correct any defect, cure any omission, reconcile any inconsistency or make any other necessary changes or modifications in or to the Disclosure Statement, the Plan, the Asset Purchase Agreement, the DIP Loan Documents, the Plan Documents, the Confirmation Order, or any exhibits or schedules to the foregoing, as may be necessary or appropriate to carry out the purposes and intent of the Plan, including the adjustment of the date(s) of performance under the Plan in the event the Effective Date does not occur as provided herein so that the intended effect of the Plan may be substantially realized thereby;

12.2.11                 to resolve any disputes concerning any release or exculpation of, or limitation of liability as to, a non-debtor (including any Professional) hereunder or the injunction against acts, employment of process or actions against such non-debtor (including any Professional) arising hereunder;

12.2.12                 to enforce all orders, judgments, injunctions and rulings entered in connection with the Bankruptcy Case;

12.2.13                 to enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order, including the Plan Documents;

12.2.14                 to review and approve any sale or transfer of assets or Property by the Debtor or Reorganized Biovest, including prior to or after the date of the Plan, and to determine all questions and disputes regarding such sales or transfers, including as to the Asset Purchase Agreement;

12.2.15                 to determine all questions and disputes regarding title to the assets or Property of the Debtor, the Estate, or Reorganized Biovest;

12.2.16                to determine any and all matters, disputes and proceedings relating to the Causes of Action, whether arising before or after the Effective Date;

12.2.17                to determine any motions or contested matters involving taxes, tax refunds, tax attributes, tax benefits and similar or related matters with respect to the Debtor arising on or prior to the Effective Date or arising on account of transactions contemplated by the Plan;

12.2.18                to resolve any determinations which may be requested by the Debtor or Reorganized Biovest of any unpaid or potential tax liability or any matters relating thereto under Sections 505 and 1146 of the Bankruptcy Code, including tax liability or such related matters for any taxable year or portion thereof ending on or before the Effective Date;

12.2.19                to issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

12.2.20                to enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

12.2.21                to determine any other matters that may arise in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order, the Plan Documents, the Asset Purchase Agreement, the Bidding Procedures, the Auction, the Sale Motion or the Sale Order;

12.2.22                to enter such orders as are necessary to implement and enforce the injunctions described herein;

12.2.23                to enforce the obligations of any purchaser of any Property of the Debtor;

12.2.24                to adjudicate any and all disputes or issues arising from or relating to the distribution of the Reorganized Biovest Common Stock, including any dispute or issue regarding the application of Section 1145 of the Bankruptcy Code;

12.2.25                to determine such other matters and for such other purposes as may be provided for in the Confirmation Order or as may from time to time be authorized under the provisions of the Bankruptcy Code or any other applicable law; and

12.2.26                to enter an order concluding and terminating the Bankruptcy Case.

12.3	Closing of the Bankruptcy Case.

In addition to the retention of jurisdiction set forth in Article 12.1 and Article 12.2, the Bankruptcy Court shall retain jurisdiction of the Bankruptcy Case to enter an order reopening the Bankruptcy Case after it has been closed.

ARTICLE 13
MODIFICATION OF PLAN AND CONFIRMATION OVER OBJECTIONS

13.1	Modification of Plan.

13.1.1                   The Debtor may modify the Plan at any time prior to the entry of the Confirmation Order provided that the Plan, as modified, and the Disclosure Statement meet applicable Bankruptcy Code and Bankruptcy Rules requirements.  Specifically, the Debtor may modify the Plan under this Article 13.1.1 to satisfy any requirements under Section 1145 of the Bankruptcy Code, and any such modifications shall be deemed non-material and to not materially adversely affect the interests, rights, or treatment of any Class of Claims or Equity Interests under the Plan.  In addition, the Debtor, with the consent of the Senior Secured Lenders and the Bankruptcy Court, may modify the Plan under this Article 13.1.1 to provide for a Distribution to the Holders of Class 9 Equity Interests, and any such modifications shall be deemed non-material and to not materially adversely affect the interests, rights, or treatment of the Holders of Class 9 Equity Interests under the Plan and, accordingly, shall not require the solicitation of votes to accept or reject the Plan, as so modified, from the Holders of Class 9 Equity Interests; provided, that, if any such modification results in treatment for the Holders of Class 9 Equity Interests that is higher or better than the treatment provided herein for the Holders of Class 8 Unsecured Claims, then any such modification shall require the consent of the Creditors Committee.

13.1.2                   After the entry of the Confirmation Order, the Debtor (prior to the Effective Date) or Reorganized Biovest (on and after the Effective Date) may modify the Plan to remedy any defect or omission herein, or to reconcile any inconsistencies between the Plan and the Confirmation Order, as may be necessary to carry out the purposes and effects of the Plan, provided that (a) the Debtor or Reorganized Biovest (as the case may be) obtain Bankruptcy Court approval for such modification, after notice to the Notice Parties and a hearing, and (b) such modification does not materially adversely affect the interests, rights, or treatment of any Class of Claims under the Plan.

13.1.3                   After the entry of the Confirmation Order and before substantial consummation of the Plan, the Debtor (prior to the Effective Date) or Reorganized Biovest (on and after the Effective Date) may modify the Plan in a way that materially adversely affects the interests, rights, or treatment of a Class of Claims, provided that (a) the Plan, as modified, meets applicable Bankruptcy Code requirements, (b) the Debtor or Reorganized Biovest (as the case may be) obtain Bankruptcy Court approval for such modification, after notice to the Notice Parties and the Class of Claims materially adversely affected and a hearing, (c) such modification is accepted by at least two-thirds in dollar amount, and more than one-half in number, of the Allowed Claims actually voting in each Class of Claims adversely affected by such modification, and (d) the Debtor or Reorganized Biovest (as the case may be) comply with Section 1125 of the Bankruptcy Code with respect to the Plan, as modified.

13.1.4                   Notwithstanding anything to the contrary contained in this Article 13.1 or elsewhere in the Plan, the Plan may not be altered, amended or modified without the written consent of the Debtor (prior to the Effective Date) or Reorganized Biovest (on and after the Effective Date).

13.2	Confirmation Over Objections.

In the event any Impaired Class of Claims votes against the Plan, and the Plan is not revoked or withdrawn in accordance with Article 14.2, the Debtor hereby requests, and shall be allowed, to modify the terms of the Plan to effect a “cramdown” on such dissenting Class by (a) restructuring the treatment of any Class on terms consistent with Section 1129(b)(2)(B) of the Bankruptcy Code, or (b) deleting distributions to all Classes at or below the level of the objecting Class, or reallocating such distributions, until such Impaired senior Classes are paid in accordance with the absolute priority rule of Section 1129(b) of the Bankruptcy Code.  The Debtor may make such modifications or amendments to the Plan and such modifications or amendments shall be filed with the Bankruptcy Court and served on all parties in interest entitled to receive notice prior to the Confirmation Hearing.  No such modifications shall require any resolicitation of acceptances as to the Plan by any Class of Claims unless the Bankruptcy Court shall require otherwise.  Notwithstanding any provision of the Plan to the contrary, the Debtor reserves any and all rights it may have to challenge the validity, perfection, priority, scope and extent of any Liens in respect to any Secured Claims and the amount of any Secured Claims, the Holders of which have not accepted the Plan.

ARTICLE 14
MISCELLANEOUS PROVISIONS

14.1	No Admissions.

The Plan provides for the resolution, settlement and compromise of Claims against and Equity Interests in the Debtor.  Nothing herein shall be construed to be an admission of any fact or otherwise binding upon the Debtor in any manner prior to the Effective Date.

14.2	Revocation or Withdrawal of the Plan.

The Debtor reserves the right to revoke or withdraw the Plan prior to the Confirmation Date.  If the Debtor revokes or withdraws the Plan, or if Confirmation of the Plan does not occur, then the Plan shall be deemed null and void in all respects and nothing contained in the Plan shall be deemed to (a) constitute a waiver or release of any Claims against, or Equity Interests in, the Debtor or any other Person, or (b) prejudice in any manner the rights of the Debtor or any other Person in any further proceedings involving the Debtor.

14.3	Standard for Approval of the Bankruptcy Court.

In the event any of the matters described herein are brought for approval before the Bankruptcy Court, then any such approval shall mean the entry of an order by the Bankruptcy Court approving the matter using the standards for approval of similar matters by a Chapter 11 debtor in possession.

14.4	Further Assurances.

Each of the Debtor and Reorganized Biovest agree, and are hereby authorized, to execute and deliver any and all papers, documents, contracts, agreements and instruments which may be necessary to carry out and implement the terms and conditions of the Plan.

14.5	Headings.

The headings and table of contents used in the Plan are for convenience and reference only and shall not constitute a part of the Plan for any other purpose or in any manner affect the construction of the provisions of the Plan.

14.6	Notices.

All notices, requests or other communications in connection with, or required to be served by, the Plan shall be in writing and shall be sent by United States first class mail, postage prepaid, or by overnight delivery by a recognized courier service, and addressed as follows: (i) if to the Debtor or Reorganized Biovest, Biovest International, Inc., Attn: David Moser, Secretary, 300 S. Hyde Park Avenue, Suite 210, Tampa, Florida 33606, with a copy to Charles A. Postler, Esq., Stichter, Riedel, Blain & Prosser, P.A., 110 East Madison Street, Suite 200, Tampa, Florida 33602, (ii) if to Corps Real, c/o Ronald E. Osman, Ronald E. Osman & Associates Ltd., 1602 W. Kimmel Street, Marion, Illinois 62959, (iii) if to LV or the Laurus/Valens Entities, c/o Stuart Komrower, Esq. and Ilana Volkov, Esq., Cole, Schotz, Meisel, Forman & Leonard, P.A., 25 Main Street, Hackensack, New Jersey 07601, (iv) if to the Creditors Committee, counsel to the Creditors Committee, Paul J. Battista, Esq., Genovese Joblove & Battista, P.A., 100 Southeast 2nd Street, Suite 4400, Miami, Florida 33131, and Adam H. Friedman, Esq., Olshan Frome Wolosky LLP, Park Avenue Tower, 65 East 55th Street, New York, New York 10022, and (v) if to the Equity Holders Committee, counsel to the Equity Holders Committee, Roberta A. Colton, Esq. and Lori V. Vaughan, Esq., Trenam Kemker, P.A., 101 E. Kennedy Boulevard, 2700 Bank of America Plaza, Tampa, Florida 33602.  Copies of all notices under the Plan to any party shall be given to each of the parties listed above contemporaneously with the giving of such notice.  Any of the parties listed above may change the person or address to whom or to which notices are to be given hereunder by filing a written instrument to that effect with the Bankruptcy Court.  Notwithstanding anything to the contrary contained in the Plan, no notice shall be required hereunder to the Committee if it is not (or no longer) in existence.

14.7	Governing Law.

Except to the extent that federal law (including the Bankruptcy Code or the Bankruptcy Rules) is applicable, or where the Plan or the provision of any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan provides otherwise, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida, without giving effect to the principles of conflicts of law thereof.

14.8	Limitation on Allowance.

No attorneys' fees, punitive damages, penalties, exemplary damages, or interest shall be paid with respect to any Claim or Equity Interest except as otherwise expressly provided in the Plan or as Allowed by a Final Order of the Bankruptcy Court.

14.9	Estimated Claims.

To the extent any Claim is estimated for any purpose other than for voting on the Plan, then in no event shall such Claim be Allowed in an amount greater than the estimated amount.

14.10	Consent to Jurisdiction.

Upon any default under the Plan, the Debtor and Reorganized Biovest consent to the jurisdiction of the Bankruptcy Court and agree that the Bankruptcy Court shall be the preferred forum for all proceedings relating to any such default.

By accepting any Distribution under or in connection with the Plan, by filing any Proof of Claim, by filing any Administrative Expense Claim or Cure Claim, by voting on the Plan, by reason of being served with notice of the filing of the Bankruptcy Case or the Confirmation Hearing, or by entering an appearance in the Bankruptcy Case, Creditors, Holders of Equity Interests and other parties in interest, including foreign Creditors and foreign parties in interest, have consented, and shall be deemed to have expressly consented, to the jurisdiction of the Bankruptcy Court for all purposes with respect to any and all matters relating to, arising under or in connection with the Debtor, the Plan or the Bankruptcy Case, including the matters and purposes set forth in Article 12 of the Plan.  The Bankruptcy Court shall maintain jurisdiction to the fullest extent allowed under applicable law over all matters set forth in Article 12 of the Plan.

14.11	Setoffs.

Subject to the limitations provided in Section 553 of the Bankruptcy Code, Reorganized Biovest may, but shall not be required to, set off against any Claim and any Distribution to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever the Debtor or Reorganized Biovest may have against the Holder of such Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by Reorganized Biovest of any such claim that the Debtor or Reorganized Biovest may have against the Holder of such Claim.

14.12	Successors and Assigns.

The rights, benefits, duties and obligations of any Person or Entity named or referred to in the Plan shall be binding upon, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Person or Entity.

14.13	Modification of Payment Terms.

Reorganized Biovest reserves the right to modify the treatment of any Allowed Claim, as provided in Section 1123(a)(4) of the Bankruptcy Code, at any time after the Effective Date, upon the consent of the Holder of such Allowed Claim.

14.14	Entire Agreement.

The Plan and the Plan Documents set forth the entire agreement and undertakings relating to the subject matter thereof and supersede all prior discussions and documents.  No Person or Entity shall be bound by any terms, conditions, definitions, warranties, understandings, or representations with respect to the subject matter thereof, other than as expressly provided for therein or as may hereafter be agreed to by such Person or Entity in writing.

14.15	Severability of Plan Provisions.

If, prior to Confirmation of the Plan, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtor, shall have the power to alter or interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term or provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable.

14.16	Controlling Document.

To the extent the Confirmation Order or the Plan is inconsistent with the Disclosure Statement or any agreement entered into between the Debtor or Reorganized Biovest and any third party, unless otherwise expressly provided in the Plan or the Confirmation Order, the Confirmation Order and the Plan shall control over the Disclosure Statement and any such agreement.  The Confirmation Order (and any other Final Orders of the Bankruptcy Court) shall be construed together and consistent with the terms of the Plan; provided, however, to the extent the Confirmation Order is inconsistent with the Plan, the Confirmation Order shall control over the Plan.

14.17	Plan Supplement.

The Plan Supplement shall be filed with the Bankruptcy Court and posted at www.srbp.com at least ten (10) days prior to the Voting Deadline; provided, however, that (i) the Debtor may amend the Plan Supplement through and including the Confirmation Date, and (ii) in lieu of filing the Plan Supplement with the Bankruptcy Court, the Debtor may provide copies of the Plan Documents to the applicable Creditor on or prior to the Voting Deadline.  Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected at the Clerk’s Office during normal business hours, may be obtained from the Bankruptcy Court’s copying service upon the payment of the appropriate charges, or may be obtained from Bankruptcy Counsel’s website at www.srbp.com.

14.18	Computation of Time.

In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

14.19	Substantial Consummation.

The Plan shall be deemed to be substantially consummated within the meaning of Section 1101 of the Bankruptcy Code upon commencement by Reorganized Biovest of the Initial Distribution described in Article 9.1 of the Plan.

Dated as of April 18, 2013	Respectfully submitted,

BIOVEST INTERNATIONAL, INC.

	By:	/s/ David Moser
David Moser, Secretary

/s/ Charles A. Postler
Charles A. Postler (Florida Bar No. 455318)
Daniel R. Fogarty (Florida Bar No. 0017532)
STICHTER, RIEDEL, BLAIN & PROSSER, P.A.
110 East Madison Street, Suite 200
Tampa, Florida 33602
		Telephone:	(813) 229-0144
		Facsimile:	(813) 229-1811
		Email:	cpostler@srbp.com
dfogarty@srbp.com
Counsel for Debtor and Debtor in Possession

EXHIBIT A

Bidding Procedures

(See Attached)

EXHIBIT B

Existing Biovest Stock Options

(See Attached)

EXHIBIT C

Existing Biovest Stock Warrants

(See Attached)

EXHIBIT D

Rejected Contracts

Third Party to Contract	Date of Contract	Title of Contract

Accentia Biopharmaceuticals, Inc.		Side Letter Agreement
RR Donnelley		XBRL Interactive Agreement